UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-12

FLOWERS FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

We would like to extend an invitation for you to join us at our annual meeting of shareholders on May 24, 2018 at 11:00 a.m., Eastern Time, at the Thomasville Municipal Auditorium in Thomasville, Georgia for the following purposes, as more fully described in this proxy statement:

1.	to elect as directors of the company the eleven nominees identified in this proxy statement, each to serve for a term of one year;

2.	to hold an advisory vote on the compensation of the company’s named executive officers;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending December 29, 2018;

4.	to hold a vote on a shareholder proposal regarding whether the chairman of the board of directors should be independent, if properly presented at the annual meeting; and

to transact any other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

The company has implemented the “Notice and Access” rule of the Securities and Exchange Commission that permits companies to send their shareholders a notice that proxy materials are available — in electronic form on the Internet or in printed form by request — instead of mailing a printed proxy statement and annual report to every shareholder. By utilizing Notice and Access, we are able to speed delivery of the proxy materials, lower our distribution costs and reduce the environmental impact of proxy delivery. On or about April 2, 2018, we mailed to our shareholders a notice that contains instructions on how to access our 2018 proxy statement and 2017 annual report and vote online or to affirmatively elect to receive the proxy materials by mail.

Please carefully review the proxy materials. Your vote is important to us and to our business. We encourage you to vote using telephone or Internet voting prior to the annual meeting, so that your shares of Flowers Foods common stock will be represented and voted at the annual meeting even if you cannot attend. If you elected to receive paper copies of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided.

We hope to see you in Thomasville.

April 2, 2018

Thomasville, Georgia

George E. Deese	Allen L. Shiver
Non-Executive Chairman of the Board	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 24, 2018

Flowers Foods, Inc.’s 2018 proxy statement and 2017 annual report are available at www.proxyvote.com.

Notice of Annual Meeting of Shareholders

May 24, 2018

11:00 a.m., Eastern Time

Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Flowers Foods, Inc. will be held on May 24, 2018 at 11:00 a.m., Eastern Time, at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia for the following purposes:

(1)	to elect as directors of the company the eleven nominees identified in this proxy statement, each to serve for a term of one year;

(2)	to hold an advisory vote on the compensation of the company’s named executive officers;

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending December 29, 2018;

(4)	to hold a vote on a shareholder proposal regarding whether the chairman of the board of directors should be independent, if properly presented at the annual meeting; and

to transact any other business as may properly come before the annual meeting and at any adjournment or postponement thereof; all as set forth in the proxy statement accompanying this notice.

Only record holders of issued and outstanding shares of our common stock at the close of business on March 22, 2018 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of such shareholders will be open for examination by any shareholder at the annual meeting.

April 2, 2018

1919 Flowers Circle

Thomasville, Georgia 31757

By order of the Board of Directors,

Stephen R. Avera

Chief Legal Counsel

FLOWERS FOODS, INC. - 2018 Proxy Statement    3

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Proxy Summary

To assist you in reviewing Flowers Foods’ 2017 performance and executive compensation, this summary highlights certain key elements of our financial performance and our proxy statement that are discussed in more detail elsewhere in the proxy materials. This summary does not contain all of the information that you should consider, and you should carefully review our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 and the entire proxy statement before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement.

2018 Annual Meeting of Shareholders

•	Date and Time: Thursday, May 24, 2018 at 11:00 a.m., Eastern Time

•	Location: Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia

•	Record Date: March 22, 2018

Voting Matters and Board Recommendations (page 46)

	Board Vote Recommendation	Page Reference (for more detail)
Election of Eleven Director-Nominees	FOR each Director-Nominee	46
Advisory Vote on Executive Compensation	FOR	47
Ratification of Independent Registered Public Accounting Firm	FOR	48
Shareholder Proposal Regarding Independent Board Chairman	AGAINST	49

Business Highlights

(For more details, please see our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2018)

During 2017, Flowers Foods continued to execute on its strategic priorities established under Project Centennial. Among other things, Flowers Foods’ key developments in 2017 included:

•	The implementation of a plan to transition to the following primary strategic initiatives: (1) reinvigorating the core business, (2) capitalizing on product adjacencies, (3) reducing costs to fuel growth and (4) developing leading capabilities.

•	The announcement of an enhanced organizational structure designed to emphasize brand growth and innovation in line with a national branded food company, drive enhanced accountability, reduce costs, strengthen long-term strategy and provide greater focus on the strategic initiatives under Project Centennial.

Financial highlights from the 52-week fiscal 2017 include:

•	Sales decreased 0.2% to $3.921 billion. Excluding sales related to a divestiture, sales increased 0.4%.

•	Diluted earnings per share decreased $0.07 to $0.71, including approximately $0.23 related to tax reform.

•	Adjusted diluted earnings per share decreased $0.04 to $0.89.(1)

•	Net income decreased 8.3% to $150.1 million.

•	Adjusted net income decreased 3.8% to $187.2 million.(1)

•	Adjusted EBITDA decreased 0.7% to $449.8 million.(1)

•	Adjusted EBITDA margin was unchanged at 11.5% of sales.(1)

(1)	Adjusted EBITDA, adjusted EBITDA margin, adjusted diluted earnings per share and adjusted net income differ from the measures reported under U.S. generally accepted accounting principles (“GAAP”). See Annex A for a reconciliation of non-GAAP financial measures to the nearest financial measure reported under GAAP.

Governance of the Company (page 17)

•	Director Independence — Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. The purpose of this annual review is to determine whether each director meets the applicable criteria for independence under the rules and regulations of the SEC, the New York Stock Exchange Listed Company Manual (“NYSE Rules”) and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines to have no direct or indirect material relationship with the company are considered independent directors. Additional guidelines apply to the members of the audit committee under the SEC rules and regulations and NYSE Rules.

•	Board Leadership Structure — George E. Deese, our former chairman and chief executive officer, now serves as non-executive chairman of the board of directors. In fiscal 2017, Benjamin H. Griswold, IV was reappointed to serve as presiding director. With the active participation by all of our directors, including 10 independent directors, we believe that the board leadership structure best positions Flowers to benefit from the respective strengths of our chief executive officer, non-executive chairman of the board of directors and presiding director.

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Directors (page 15)

Name	Age	Director since	Experience	Independent	Committee Memberships	Other Company Boards
George E. Deese	72	2004	Retired Chairman and Chief Executive Officer of Flowers Foods	Yes	—	—
Rhonda Gass	54	2016	Vice President and Chief Information Officer of Stanley Black & Decker	Yes	Audit and Finance Committees	—
Benjamin H. Griswold, IV	77	2005	Partner and Chairman of Brown Advisory; retired Senior Chairman of Deutsche Bank Securities	Yes	Nominating/Corporate Governance and Compensation Committees	W.P. Carey Inc.
Richard Lan	63	2016	Retired Chief Operating Officer of Maple Leaf Food Group and Chief Executive Officer of Canada Bread	Yes	Audit and Finance Committees	—
Margaret G. Lewis	63	2014	Former President of Hospital Corporation of America’s Capital Division	Yes	Audit and Finance Committees	Federal Reserve Bank of Richmond; W.P. Carey Inc.
Amos R. McMullian	80	2001	Chairman Emeritus of Flowers Foods; retired Chairman of the Board and Chief Executive Officer of Flowers Foods	No	—	—
J.V. Shields, Jr.	80	2001	Chairman of Wellington Shields & Co., LLC	Yes	Nominating/Corporate Governance and Compensation Committees	Capital Management Associates, Inc.; Wellington Shields Capital Management, LLC
Allen L. Shiver	62	2013	President and Chief Executive Officer of Flowers Foods	No	—	—
David V. Singer	62	2010	Retired Chief Executive Officer of Snyder’s Lance, Inc.	Yes	Nominating/Corporate Governance and Compensation Committees	SPX Flow, Inc.; Brunswick Corporation; Hanesbrands, Inc.
James T. Spear	63	2015	Retired Executive Vice President and Chief Financial Officer of Cadence Health	Yes	Audit and Finance Committees	The Trust Company of Illinois
Melvin T. Stith, Ph.D.	71	2004	President, Norfolk State University; former Dean Emeritus, Whitman School of Management, Syracuse University	Yes	Nominating/Corporate Governance and Compensation Committees	Synovus Financial Corp.; Aflac Incorporated
C. Martin Wood III	74	2001	Partner of Wood Associates; retired Senior Vice President and Chief Financial Officer of Flowers Foods	Yes	Audit and Finance Committees	Archbold Medical Center; Archbold Foundation

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2017 Executive Compensation (page 27)

2017 Compensation Developments

Under the established executive compensation program, our named executive officers earned the following compensation based upon 2017 performance:

•	Payment of cash bonuses at 81.10% of Target Bonus Percentage under our bonus plan, based upon the achievement of 96.22% of the target performance goal.

•	Vesting in 2018 of the ROIC Performance-Contingent Restricted Stock Award issued in 2016 at 70.0% of target as a result of the company’s return on invested capital during the two-year performance period ended December 30, 2017 exceeding the company’s “weighted average cost of capital” by 254 basis points.

•	Vesting in 2018 of the TSR-Based Performance-Contingent Restricted Stock Award issued in 2016 at 12.5% of target as a result of the company’s TSR from January 3, 2016 through each of the last four quarters ended December 30, 2017, placing below the 30th percentile in three of the quarters and placing in the 30th percentile in one of the quarters of the TSR Peer Group companies. We ended the two-year performance period with cumulative TSR of negative 3.3%.

Summary of Our Compensation Practices (page 28)

Practices We Have Adopted	Practices We Do Not Engage In

•  Moderate pay targeted to the size-adjusted 50th percentile of market data

•  Long-term incentives that are performance-based as well as service-based

•  Multiple performance measures used in incentive plans

•  Capped incentives

•  Clawback policy

•  Stock ownership guidelines for executives and outside directors and share retention requirements for executives

•  Moderate change of control severance arrangements

•  Double-trigger equity vesting upon a change of control

•  Annual review of tally sheets by the compensation committee

•  Incentives that are risk-mitigated through plan design and administration

•  Compensation committee comprised solely of independent directors

•  Independent compensation consultant who reports directly to the compensation committee

•  Anti-hedging policy for executives and outside directors

•  Employment agreements

•  Dividend equivalents on unvested performance shares

•  Income tax gross-ups

•  Excise tax gross-ups on change of control severance

•  Backdating or repricing of stock options

•  Pension credited service for years not worked

•  Perquisites are not provided

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2017 Executive Compensation Summary (page 36)

Named Executive Compensation

Set forth below is a summary of the 2017 compensation for each named executive officer of the company as determined under applicable SEC rules and regulations (the “Named Executives”). Stock awards made in 2017 are performance-contingent and are established at market levels based on the industry survey data discussed under “Executive Compensation — Compensation Discussion and Analysis — Compensation Benchmarking” on page 30. All other compensation consists solely of employer contributions to retirement plans, as we offer no perquisites to our Named Executives. The information below should be read in connection with the explanatory information contained on page 27 under “Executive Compensation — Compensation Discussion and Analysis” and page 36 under “Executive Compensation — Summary Compensation Table,” and is qualified in its entirety by reference to such information.

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Allen L. Shiver President and Chief Executive Officer	1,000,000	4,435,334	892,100	86,910	82,306	6,496,650
R. Steve Kinsey Chief Financial Officer and Chief Administrative Officer	540,000	897,194	350,352	48,276	39,175	1,874,997
Bradley K. Alexander President, Fresh Packaged Bread Business Unit	540,000	897,194	350,352	99,375	39,200	1,926,121
Stephen R. Avera Chief Legal Counsel	475,000	678,198	269,658	47,497	33,753	1,504,106
D. Keith Wheeler Chief Sales Officer	421,270	601,592	239,155	34,044	25,256	1,321,317

2017 Executive Total Compensation Mix (page 29)

The information below should be read in connection with the explanatory information contained on page 29 under “Executive Compensation — Compensation Discussion and Analysis — Mix of Compensation Opportunity,” and is qualified in its entirety by reference to such information.

82% PERFORMANCE-BASED COMPENSATION 64% PERFORMANCE-BASED COMPENSATION Salary Non-Equity Incentive Compensation Other Compensation Equity Compensation CEO COMPENSATION MIX OTHER NAMED EXECUTIVES COMPENSATION MIX

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FLOWERS FOODS, INC.

1919 Flowers Circle

Thomasville, Georgia 31757

PROXY STATEMENT FOR THE ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD MAY 24, 2018

This proxy statement and the accompanying form of proxy are being furnished to the shareholders of Flowers Foods, Inc. on or about April 2, 2018 in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders to be held on May 24, 2018 at 11:00 a.m., Eastern Time, at the Thomasville Municipal Auditorium, 144 East Jackson Street, Thomasville, Georgia, and any adjournment or postponement thereof.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will:

(1)	vote to elect as directors of the company the eleven nominees identified in this proxy statement, each to serve for a term of one year;

(2)	hold an advisory vote on compensation of the Named Executives;

(3)	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods for the fiscal year ending December 29, 2018; and
(4)	hold a vote on a shareholder proposal regarding whether the chairman of the board of directors should be independent, if properly presented at the annual meeting.

The shareholders will also transact any other business that may properly come before the annual meeting and any adjournment or postponement of the annual meeting. In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

How do I attend the annual meeting in person?

Important note: If you plan to attend the annual meeting, you must follow these instructions to gain admission.

Pre-registration is required for attendance at the 2018 annual meeting, and you must be a Flowers Foods shareholder to register. The deadline for registration is May 21, 2018. All attendees will be required to present a valid, government-issued photo ID, such as a passport or driver’s license, to gain admission.

Please visit www.flowersfoods.com, and click on Shareholders Meeting Pre-registration.

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that you vote:

•	“FOR” the election of all the director-nominees to serve as directors until 2019;

•	“FOR” the approval, on an advisory basis, of the compensation of the Named Executives;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018; and

•	“AGAINST” the shareholder proposal regarding whether the chairman of the board of directors should be independent, if properly presented at the annual meeting.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is a proxy?

A proxy is your legal designation of another person to vote the shares of Flowers Foods common stock you own as of the record date for the annual meeting. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our executive officers as proxies for the annual meeting. These three officers are Allen L. Shiver, our president and chief executive officer, R. Steve Kinsey, our chief financial officer and chief administrative officer, and Stephen R. Avera, our chief legal counsel.

Are the proxy materials available electronically?

Yes. Under SEC rules and regulations, Flowers Foods is making this proxy statement and its 2017 annual report available to its shareholders electronically on the Internet at www.proxyvote.com. On or about April 2, 2018, we mailed to our shareholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our 2017 annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Rather, the Notice instructs you on how to access and review all of the important information contained in this proxy statement and our 2017 annual report on the Internet. The Notice also instructs you on how you may submit your proxy vote over the Internet.

If you received a Notice by mail but would like to receive a printed copy of this proxy statement and our 2017 annual report, please follow the instructions contained on the Notice.

Who can vote?

To be eligible to vote, you must have been a shareholder of record of the company’s common stock at the close of business on March 22, 2018, which is the record date for the annual meeting. There were 210,805,519 shares of our common stock outstanding and entitled to vote on the record date.

How many votes do I have?

You are entitled to one vote on each of the eleven director-nominees, and one vote on each other matter to be voted upon at the annual meeting, for each share of common stock you held on the record date for the annual meeting. For example, if you owned 100 shares of our common stock on the record date, you would be entitled to 100 votes for each of the eleven director-nominees and for each other matter to be voted upon at the annual meeting.

How do I vote?

You can vote in the following ways:

•	Voting by Mail. If you elect to receive your proxy materials by mail, you may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. The envelope does not require additional postage if you mail it within the United States.

•	Internet Voting. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the Notice or the proxy card.

•	Telephone Voting. You may authorize the voting of your shares by following the “Vote by Telephone” instructions set forth on the proxy card.

•	Vote at the Meeting. If you attend the annual meeting and you are a registered shareholder, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot, which will be available at the annual meeting. If your shares are held in “street name” through a bank, broker or other record holder, to be eligible to vote your shares in person, you must obtain a legal proxy from your bank, broker or other record holder that specifies the number of shares you owned on the record date and bring the legal proxy with you to the annual meeting. .

By executing and returning your proxy (either by returning the proxy card or by submitting your proxy electronically by the Internet or telephone), you appoint Allen L. Shiver, R. Steve Kinsey and Stephen R. Avera to represent you at the annual meeting and to vote your shares at the annual meeting in accordance with your voting instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, allow shareholders to give voting instructions and confirm that shareholders’ instructions have been recorded properly. Any shareholder voting by Internet or telephone should understand that there may be costs associated with electronic access, like usage charges from Internet access and telephone or cable service providers, that must be paid by the shareholder.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

If I am a registered shareholder, what if I do not give any instructions on a particular matter described in this proxy statement when voting by mail?

Registered shareholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” the election of each director-nominee, the approval, on an advisory basis, of the compensation of the Named Executives and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018; and

•	“AGAINST” the shareholder proposal regarding whether the Chairman of the Board is an independent director who has not previously served as an executive officer of the Company.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares by Internet or telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	signing and delivering to our corporate secretary another proxy with a later date;
•	giving our corporate secretary a written notice before or at the annual meeting that you want to revoke your proxy; or

•	voting in person at the annual meeting.

Your attendance at the annual meeting alone will not revoke your proxy.

How do I vote my 401(k) shares?

If you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”) and you received the Notice, you may vote by the Internet or telephone as previously described in this proxy statement. If you elect to receive your proxy materials by mail, you may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. In addition, if you received a Notice by mail but would like to receive a printed copy of this proxy statement and our 2017 annual report, please follow the instructions contained on the Notice. By voting, you will direct Great-

West Trust Company, LLC, as trustee of the 401(k) Plan (the “Trustee”), how to vote the shares of Flowers Foods common stock allocated to your account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of common stock credited to the 401(k) Plan participants’ accounts for which the Trustee receives voting instructions from the 401(k) Plan participants. The number of shares you are eligible to vote is based on the number of shares of Flowers Foods common stock in your account on the record date for the annual meeting.

Can I vote if my shares are held in “street name” by a bank, broker or other record holder?

If your shares of Flowers Foods common stock are held in “street name” by a bank, broker or other record holder, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that bank, broker or other record holder. Internet and telephone voting are offered to shareholders who own their shares of Flowers Foods common stock through certain banks and brokers.

The election of directors (Proposal I), the advisory vote on the compensation of the Named Executives (Proposal II), and the shareholder proposal regarding whether the chairman of the board of directors should be independent, if properly presented at the annual meeting (Proposal IV), are considered non-discretionary matters under applicable NYSE Rules. A broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker “non-votes” on Proposal I, Proposal II, and Proposal IV. The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 29, 2018 (Proposal III) is considered a discretionary matter under applicable NYSE Rules, and a broker or other nominee may (but is not required to) vote “FOR” Proposal III without instructions. Accordingly, it is important that you follow the voting instructions sent to you by the registered holder of your shares held in “street name” if you want your vote to be counted.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How will broker “non-votes” be treated?

Broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied, but will not be included in vote totals and generally will not affect the outcome of the vote. A “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary power to vote.

In order for your shares to be voted on all matters presented at the annual meeting, including the election of directors, we urge all shareholders whose shares are held in street name by a bank, broker or other record holder to provide voting instructions to the bank, broker or other record holder.

How will abstentions be treated?

Abstentions will be counted as present in determining whether the quorum requirement is satisfied, but will not be included in vote totals and will not affect the outcome of the vote with respect to Proposals I, II, III and IV.

What constitutes a quorum?

The holders of at least a majority of the shares of our common stock entitled to vote at the annual meeting are required to be present in person or represented by proxy to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. The aggregate number of votes cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for or against the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether the proposals have been approved by the shareholders.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the annual meeting, we may adjourn or postpone the annual meeting until a quorum is present. The time and place of the adjourned or postponed annual meeting will be announced at the time the adjournment or postponement is taken, and, unless such adjournment or postponement is for more than 120 days, no other notice will be given. An adjournment or postponement will not affect the business that may be conducted at the annual meeting.

What vote is required for each matter to be voted upon at the annual meeting?

•	With regard to Proposal I, each of the eleven nominees for director who receive a majority of the votes cast at the meeting in person or by proxy will be elected (meaning the number of shares voted “FOR” a director-nominee must exceed the number of shares voted “AGAINST” that director-nominee), subject to the board of directors’ existing policy regarding resignations by directors who do not receive a majority of “FOR” votes, which is described in our corporate governance guidelines.

•	Approval of Proposals II, III and IV require the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

Will any other business be conducted at the annual meeting or will other matters be voted on?

At this time, the board of directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, the persons named as proxies, Messrs. Shiver, Kinsey and Avera, will exercise their judgment in deciding how to vote or otherwise act at the annual meeting with respect to that matter or proposal.

Where can I find the voting results from the annual meeting?

We will report the voting results from the annual meeting on a Current Report on Form 8-K, which we expect to file with the SEC on or before May 29, 2018.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How and when may I submit a shareholder proposal for the 2019 annual meeting?

For information on how and when you may submit a shareholder proposal for the 2019 annual meeting, please refer to the section entitled “2019 Shareholder Proposals” in this proxy statement.

Who pays the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We have engaged Morrow Sodali LLC to assist in the solicitation of votes for a fee of $9,500, plus out-of-pocket expenses. In addition, our directors and officers may solicit proxies in person, by telephone or facsimile, but will not receive additional compensation for these services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of common stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

How can I obtain an Annual Report on Form 10-K?

The Notice, this proxy statement and our 2017 annual report are available on the Internet at www.proxyvote.com. You may also receive a copy of our 2017 annual report free of charge by sending a written request to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Shareholder Relations Department.

If you elected to receive your proxy materials by mail, a copy of our 2017 annual report, which includes our Annual Report on Form 10-K and our financial statements for the fiscal year ended December 30, 2017, is included in the mailing of this proxy statement.

The annual report does not form any part of the material for the solicitation of proxies.

Can I elect to receive future notices and proxy materials electronically?

Yes. If you are a registered shareholder or if you participate in the 401(k) Plan, go to the company’s website, www.flowersfoods.com, and follow the instructions for signing up for electronic delivery of proxy materials. Those shareholders signing up for this service will receive all future proxy materials, including the Notice, proxy statement and annual report electronically. Please call Lisa Hay, our manager of shareholder relations, at (229) 226-9110, if you need assistance.

If you hold your shares in a brokerage account or bank you may also have the opportunity to receive these documents electronically. Please contact your brokerage service, bank or financial advisor to make arrangements for electronic delivery of your proxy materials.

Who should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Lisa Hay, our manager of shareholder relations, at the above address or by calling (229) 226-9110.

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Directors

Below is certain information about our directors, their principal occupation, business experience as well as other matters, and the board of directors’ assessment of their individual qualifications to serve on our board of directors. Each of the individuals named below, with the exception of Mr. Lan, has been nominated to serve as a director until the 2019 annual meeting of shareholders. Mr. Lan’s term as director will expire at the 2018 annual meeting of shareholders.

George E. Deese, age 72, served as executive chairman of the board of directors of the company from May 22, 2013 until he retired December 31, 2014 and continues to serve as non-executive chairman. Mr. Deese was chief executive officer of Flowers Foods from January 2004 until May 2013. Mr. Deese has served as a director of Flowers Foods since June 2004 and chairman of the board of directors since January 1, 2006. Previously, he served as president and chief operating officer of Flowers Foods from May 2002 to January 2004 and as president and chief operating officer of Flowers Bakeries, the company’s core business division, from 1983 to May 2002. Mr. Deese joined the company in 1964. He previously served as a board member of the Grocery Manufacturers of America (GMA), and previously served as a trustee of the Georgia Research Alliance. Mr. Deese previously served as chairman of the American Bakers Association (ABA) and on the ABA board and executive committee. He previously served as vice chairman of the board for Quality Bakers of America (QBA) and as a member of the QBA board for 15 years. Mr. Deese has gained extensive operational and financial experience as an executive in various capacities during his 50-year career with the company.

Rhonda Gass, age 54, has served as vice president and chief information officer for Stanley Black & Decker since 2012 and was named an executive officer of the company the same year. Mrs. Gass is responsible for Stanley Black & Decker’s comprehensive and cross business unit IT strategy, delivery and support, and security infrastructure. She also leads the functional transformation activities for the company, focusing on effectiveness and efficiency. Previously, she was vice president of strategy, technology, and governance for Dell, where she worked for 12 years in positions of increasing scope and responsibility. Ms. Gass brings extensive strategic and information technology experience to the board of directors.

Benjamin H. Griswold, IV, age 77, is partner and chairman of Brown Advisory. Mr. Griswold retired in February 2005 as senior chairman of Deutsche Bank Securities, a position he had held since 1999. Prior to that time, Mr. Griswold held several positions with Alex. Brown & Sons, ultimately being elected the firm’s chairman of the board. Following the merger of Alex. Brown and Bankers Trust New York, he became senior chairman of BT Alex. Brown, which was acquired by Deutsche Bank in 1999. Mr. Griswold also served on the board of the New York Stock Exchange, completing his term in 1999. He has been non-executive chairman of W.P. Carey Inc. (NYSE) since 2012 and a director since 2006. Previously he served as a director of Stanley Black & Decker, Inc. (NYSE) from 2001 until his retirement from the board effective April 20, 2016, and is a trustee emeritus of Johns Hopkins University. Mr. Griswold has extensive experience in investment banking, corporate finance and strategic planning.

Margaret G. Lewis, age 63, is the retired president of HCA’s Capital Division, which includes facilities in northern, central and southwestern Virginia, New Hampshire, Indiana and Kentucky. She began her career with HCA in 1978 and held several positions in nursing management and quality management before becoming chief nursing officer of HCA’s Richmond Division in 1997. Ms. Lewis became chief operating officer of CJW Medical Center in 1998 and chief executive officer in 2001. She is a registered nurse and a fellow with the American College of Healthcare Executives. Ms. Lewis has served as a director of the Federal Reserve Bank of Richmond since September 2013, as a director of Flowers Foods since May 2014, and as a director of W.P. Carey Inc. (NYSE) since 2017. She previously served as a director of Smithfield Foods from 2011 to 2013. Ms. Lewis brings extensive leadership experience and management skills to the board of directors. Her variety of senior management roles provides expertise in executive decision-making and strategic planning.

Amos R. McMullian, age 80, chairman emeritus of Flowers Foods, retired as chairman of the board of directors of Flowers Foods effective January 1, 2006, a position he had held since November 2000. He previously served as chief executive officer of Flowers Foods from November 2000 to January 2004. Mr. McMullian previously served as chairman of the board of directors of Flowers Industries, Inc. from 1985 until March 2001 and as its chief executive officer from 1981 until March 2001. Mr. McMullian previously served on the board of directors of Hughes Supply (2001-2006). Mr. McMullian has extensive operational and financial experience as an executive in various capacities during his 50-year career with the company, 24 years of which he served as the chief executive officer. Mr. McMullian joined the company in 1963.

J.V. Shields, Jr., age 80, has been chairman of Wellington Shields & Co., LLC, a diversified financial services company and member of the New York Stock Exchange, since 2009, following the merger of Shields & Co. with H.G. Wellington & Co. Prior to the merger, Mr. Shields had been chairman of the board of directors and chief executive officer of Shields & Co. since 1982. Mr. Shields also is chairman of Capital Management Associates, Inc., and chairman of Wellington Shields Capital Management LLC, both registered investment advisors, and was chairman and director of The BBH Funds, the Brown Brothers Harriman mutual funds group, from 1990-January 2014. He has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from March 1989 until March 2001. Mr. Shields has extensive corporate finance and investing experience and has operational and financial experience from his service as a chief executive officer of Shields & Co.

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Allen L. Shiver, age 62, has served as president, chief executive officer, and director of the company since May 22, 2013. Mr. Shiver was president of Flowers Foods from January 2010 to May 22, 2013, and previously served as executive vice president and chief marketing officer of Flowers Foods from May 2008 to 2009. Mr. Shiver served as president and chief operating officer of Flowers Foods Specialty Food Group from 2003 until 2008 and as president and chief operating officer of Flowers Snack from 2002 to 2003. Prior to these positions, Mr. Shiver served as bakery president, regional vice president, and executive vice president of operations. He joined the company in 1978. Mr. Shiver is an American Bakers Association (ABA) board member and has served as ABA’s chairman of the board. He currently serves as co-chair of the Grain Foods Foundation Board of Trustees and on the Grocery Manufacturers Association’s President’s Advisory Council and Industry Affairs Council.

David V. Singer, age 62, is the retired chief executive officer of Snyder’s-Lance, Inc. (NASDAQ), a position he served in from 2010, following the merger of Lance, Inc. and Snyder’s of Hanover, Inc, to 2014. He previously served as the president and chief executive officer of Lance, Inc. from 2005 until the merger with Snyder’s in 2010. He was the executive vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated, Charlotte, NC, from 2001 until 2005 and vice president and chief financial officer of Coca-Cola Bottling Co. Consolidated from 1987 until 2001. Mr. Singer was a director of Snyder’s-Lance, Inc. from 2010 to 2014 and previously served as a director of Lance, Inc. from 2003-2010. He joined Flowers Foods’ board of directors on January 1, 2010. Mr. Singer was elected as a director of SPX Flow, Inc. (NYSE) in 2015, having served previously as a director of its former parent company, SPX Corporation (NYSE) since 2013. He also has served as a director of Brunswick Corporation (NYSE) and as a director of Hanesbrands, Inc. (NYSE) since 2014. Mr. Singer has management and financial experience as well as operational and financial experience as the chief executive officer of a publicly traded consumer products company.

James T. Spear, age 63, joined the company’s board of directors on January 1, 2015. Mr. Spear is the retired executive vice president and chief financial officer of Cadence Health, where he served from 2006 to 2012. Prior to that Mr. Spear served as vice president finance at Keebler Foods and also operated an independent advisory and consulting business. Since his retirement, Mr. Spear has periodically engaged in various consulting activities. Mr. Spear also currently serves on the board of directors of both The Trust Company of Illinois and The Trinity Forum. He also serves on the board of advisors to the Wheaton College Center for Faith, Politics, and Economics, where he also serves as an adjunct professor. Since 2013, the National Association of Corporate Directors has designated Mr. Spear as a Board Leadership Fellow. Mr. Spear has extensive food and health care industry, and leadership experience with public and private companies along with expertise in acquisitions and divestitures, financial reporting and auditing, corporate finance, risk management, information technology, investor relations, and strategic planning.

Melvin T. Stith, Ph.D., age 71, is president of Norfolk State University. He previously served as dean emeritus of the Whitman School of Management at Syracuse University in New York. From June 2013 until he retired in December 2015, he was professor of marketing at the Whitman School of Management. He previously served as dean of the Whitman School of Management from 2005 to 2013. Prior to that time, he was dean of the College of Business at Florida State University and the Jim Moran Professor of Business Administration. He also is a director of Synovus Financial Corp. (NYSE) (1998-present) and Aflac Incorporated (NYSE) (2012-present). Dr. Stith previously served as a director of Keebler Foods Company from 1999 to 2001. He has served as a director of Flowers Foods since July 2004. Dr. Stith has a significant background in marketing and accounting, has a high level of financial literacy and brings a unique academic perspective to the board of directors.

C. Martin Wood III, age 74, has been a partner in Wood Associates, a private investment firm, since January 2000. He retired as senior vice president and chief financial officer of Flowers Industries, Inc. on January 1, 2000, a position that he had held since 1978. Mr. Wood has served as a director of Flowers Foods since March 2001 and he previously served as a director of Flowers Industries, Inc. from 1975 until March 2001. Mr. Wood joined the company in 1970. Mr. Wood also serves as senior active trustee on the board of Archbold Medical Center and as a trustee for the Archbold Foundation. Mr. Wood has a high degree of financial literacy and extensive knowledge of the company gained through his 48 years of service with the company, 22 of which he served as its chief financial officer.

Richard Lan, age 63, Mr. Lan spent 20 years with Maple Leaf Foods/Canada Bread Ltd., Canada’s largest food processing company. He was chief operating officer of Maple Leaf Food Group, which included both Maple Leaf’s animal protein and bakery businesses. Lan also served as chief executive officer of Canada Bread Ltd., which was publicly traded and 90% owned by Maple Leaf Foods until it was sold in 2014. Prior to his career with Maple Leaf, Lan held management positions at other food and beverage companies, including Dell Products Corp. and McCain Foods, Ltd. Mr. Lan has management, operational and financial experience as the chief operating officer and chief executive officer of publicly traded companies.

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CORPORATE GOVERNANCE

General

We believe that good corporate governance is essential to ensure that the company is effectively managed for the long-term benefit of our shareholders. We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by corporate governance advisors and the policies and practices of other publicly-held companies.

Based upon this review we have adopted the following corporate governance documents:

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

•	Finance Committee Charter
•	Code of Business Conduct and Ethics for Officers and Members of the Board of Directors

•	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors

•	Flowers Foods, Inc. Employee Code of Conduct

•	Disclosure Policy

You can access the full text of all these corporate governance documents on our website at www.flowersfoods.com by clicking on the “Investor Center” tab and selecting “Corporate Governance.” You can also receive a copy of these documents by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Shareholder Relations Department.

Determination of Independence

Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. During this review, transactions and relationships among each director and director-nominee or any member of his or her immediate family and the company are considered, including, among others, all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and those reported in this proxy statement under the section entitled “Transactions with Management and Others.” In addition, transactions and relationships among directors or director-nominees or their affiliates and members of senior management and their affiliates are examined. The purpose of this annual review is to determine whether each director and director-nominee meets the applicable criteria for independence in accordance with the SEC rules and regulations, NYSE Rules and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines to have no direct or indirect material relationship with the company are considered independent directors.

As part of our corporate governance guidelines, we have adopted categorical standards, which provide that certain relationships will be considered material relationships and will preclude a director’s independence. Under these standards, an “independent” director is one who:

•	has not been employed by the company or any of its subsidiaries or affiliates, or whose immediate family member has not been employed as an executive officer by the company, within the previous three years;

•	does not, or whose immediate family member does not, receive more than $120,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service (such person is presumed not to be “independent” until three years after he or she (or their immediate family member) ceases to receive more than $120,000 per year in such compensation); provided that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered;

•	is not affiliated with or employed by, or whose immediate family member is not affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company (such person is not “independent” until three years after the end of either the affiliation or the auditing relationship);

•	is not employed, or whose immediate family member is not employed, as an executive officer of another company where any of Flowers Foods’ present executives serve on such other company’s compensation committee (such person is not “independent” until three years after the end of such service or the employment relationship); and

•	is not a current employee, or whose immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, Flowers Foods for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The nominating/corporate governance committee and the board of directors conducted the required annual independence review in February 2018. Upon the recommendation of the nominating/corporate governance committee, the board of directors affirmatively determined that a majority of our directors and director-nominees are independent of the company and its management as required by the SEC rules and regulations, NYSE Rules and our corporate governance guidelines. Mr. Lan, who has not been nominated for reelection to the board of directors, together with Messrs. Deese, Griswold, Shields, Singer, Spear and Wood, Dr. Stith and Mses. Lewis and Gass are independent directors and director-nominees, as applicable. Mr. McMullian is considered an inside director because of the proximity of his son’s

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DIRECTORS AND CORPORATE GOVERNANCE

employment with the company as chief strategy officer and Mr. Shiver is an inside director because he is currently the president and chief executive officer of the company. In determining the independence of Mr. Deese and Mr. McMullian, the board of directors considered the employment by the company of each of these director’s family members. Each director and director-nominee abstained from voting on his or her own independence.

The foregoing discussion of director independence is applicable only to service as a member of the board of directors, the compensation committee and the nominating/corporate governance committee. Additional guidelines apply to the members of the audit committee under the SEC rules and regulations and NYSE Rules.

Presiding Director

Pursuant to our corporate governance guidelines, the board of directors created the position of “presiding director,” whose primary responsibilities are to preside over periodic executive sessions of the board of directors in which non-independent directors and other members of management do not participate and to:

•	serve as the liaison between the chairman of the board of directors and the independent, non-management directors of the company;

•	oversee information sent by the company to directors;

•	review meeting agendas and schedules for the board of directors;
•	call meetings of the independent, non-management directors; and

•	be available for consultation and director communication with shareholders.

Each year at the meeting of the board of directors following the annual meeting, a presiding director is appointed among the independent directors to serve until the company’s annual meeting of shareholders the following year. On May 25, 2017, Benjamin H. Griswold, IV was reappointed to serve as the presiding director until the 2018 annual meeting of shareholders.

The Board of Directors and Committees of the Board of Directors

In accordance with the company’s amended and restated bylaws, the board of directors has set the number of members of the board of directors at twelve. Mr. Lan, who has served as a member of the board of directors since 2016, has not been nominated for reelection. His term will expire after the 2018 annual meeting of shareholders and, pursuant to the company’s amended and restated bylaws and resolutions adopted by the board of directors, the size of the board of directors will be set at eleven immediately following the meeting. The board of directors held seven meetings in fiscal 2017, and no incumbent director attended fewer than 75% of the aggregate of:

•	the total number of meetings of the board of directors held during the period for which he or she has been a director; and
•	the total number of committee meetings held by all committees of the board of directors on which he or she served during the periods that he or she served.

The board of directors has established several standing committees: an audit committee, a nominating/corporate governance committee, a compensation committee and a finance committee. The board of directors has adopted a written charter for each of these committees, all of which are available on the company’s website at www.flowersfoods.com.

The following table describes the current members of each of the committees and the number of meetings held during fiscal 2017:

	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee	Finance Committee
George E. Deese*
Rhonda Gass*	X			X
Benjamin H. Griswold, IV*		Chair	X
Richard Lan*(1)	X			X
Margaret G. Lewis*	X			X
Amos R. McMullian
J.V. Shields, Jr.*		X	X
Allen L. Shiver
David V. Singer*		X	Chair
James T. Spear*	Chair			X
Melvin T. Stith, Ph.D.*		X	X
C. Martin Wood III*	X			Chair
NUMBER OF MEETINGS	9	4	4	4
*	Independent Directors
(1)	Mr. Lan’s term as a director will expire after the 2018 annual meeting of shareholders.

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Audit Committee

Under the terms of its charter, the audit committee represents and assists the board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the company’s internal audit function and the independent registered public accounting firm.

The audit committee’s duties and responsibilities include:

•	responsibility for overseeing our financial reporting process on behalf of the board of directors;

•	direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent registered public accounting firm employed by the company, which reports directly to the committee, and sole authority to pre-approve all services to be provided by the independent registered public accounting firm;

•	review and discussion of our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

•	review of the internal audit function’s organization, plans and results and of the qualifications and performance of our independent registered public accounting firm (our internal audit function and its compliance officer report directly to the audit committee);
•	review with management and our independent registered public accounting firm the effectiveness of our internal controls;

•	review with management any material legal matters and the effectiveness of our procedures to ensure compliance with our legal and regulatory responsibilities, including the monitoring of our whistle-blower hotline;

•	discussion of guidelines and policies with respect to risk assessment and risk management to assess and manage the company’s exposure to risk; and

•	oversight of the company’s enterprise risk management activities (“ERM”), with the full understanding that responsibility for ERM continues to be shared by the entire board of directors and all directors have the authority and obligation to scrutinize the company’s ERM efforts.

The board of directors has determined that all audit committee members serving during 2017 are or were “independent” under the SEC rules and regulations, NYSE Rules and our corporate governance guidelines.

The board of directors has also determined that Mr. Spear is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933. Each member of the audit committee is financially literate, knowledgeable and qualified to review financial statements.

Nominating/Corporate Governance Committee

Under the terms of its charter, the nominating/corporate governance committee is responsible for considering and making recommendations to the board of directors with regard to the function and needs of the board of directors, and the review and development of our corporate governance guidelines. In fulfilling its duties, the nominating/corporate governance committee shall:

•	receive identification of individuals qualified to become board members;

•	select, or recommend that the board of directors select, the director-nominees for our next annual meeting of shareholders;

•	evaluate incumbent directors;

•	develop and recommend corporate governance principles applicable to the company;

•	review possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts;
•	make recommendations to the board of directors regarding the independence of each director or director-nominee;

•	review director compensation;

•	oversee the evaluation of the board of directors and management;

•	oversee risks related to ethics issues, shareholder activism, change of control, investor relations and corporate structure; and

•	perform any other duties and responsibilities delegated to the committee from time to time.

The board of directors has determined that all members of the nominating/corporate governance committee are “independent” under the SEC rules and regulations, NYSE Rules and our corporate governance guidelines. For information relating to nomination of directors by shareholders, please see “— Selection of Director-Nominees.”

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Compensation Committee

Under the terms of its charter, the compensation committee has overall responsibility for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee’s duties and responsibilities include:

•	review and approval of corporate goals and objectives relevant to our chief executive officer’s compensation, evaluation of our chief executive officer’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determination and approval of our chief executive officer’s compensation level based on this evaluation;

•	making recommendations to the board of directors with respect to senior officer compensation, incentive-compensation plans and equity-based plans;

•	administration of equity-based incentive plans and other plans adopted by the board of directors that contemplate administration by the compensation committee;

•	overseeing regulatory compliance with respect to compensation matters;

•	review of employment agreements (if any), severance agreements and any severance or other termination payments proposed with respect to any of our executive officers;

•	overseeing risks related to executive compensation disclosures, human capital needs, intellectual capital loss, labor relations, employee retention and public compensation disclosures; and
•	production of a report on executive compensation for inclusion in our proxy statement for the annual meeting of shareholders.

For fiscal 2017, the compensation committee completed its annual review of our compensation philosophies and practices with respect to our employees and concluded that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. While risk is inherent in any strategy for growth, the company’s compensation programs minimize risk through the following design elements, among others:

•	balanced incentive plans designed to reward both annual and long-term performance, and both internal and stock price performance;

•	incentive goals set at the corporate level;

•	capped incentives;

•	double-trigger equity vesting upon a change of control;

•	stock ownership guidelines requiring the Named Executives to own a significant amount of our common stock; and

•	a recoupment (clawback) policy for equity grants and cash bonuses if they are paid based on incorrect financial results due to knowing misconduct by a participant.

The board of directors has determined that all members of the compensation committee are “independent” under SEC rules and regulations, NYSE Rules and our corporate governance guidelines.

Finance Committee

Under the terms of its charter, the finance committee reviews and makes recommendations with respect to financial matters affecting the company. The finance committee’s duties and responsibilities include:

•	make recommendations to the board of directors with respect to (i) management’s capital expenditure plans and other uses of the company’s cash flows (including the financial impact of stock repurchases, acquisitions and the payment of dividends), (ii) the company’s credit facilities, (iii) commodities hedging and (iv) liquidity matters;

•	make plan design recommendations to the board of directors with respect to the approval, adoption and any significant amendment of all defined benefit and defined contribution retirement plans;

•	recommend to the board of directors appointments to and have oversight over the Fiduciary Oversight Committee; and
•	be responsible for oversight of risks regarding the following matters:

–	leverage and debt service/cash flow;

–	access to capital;

–	deployment of capital;

–	mergers and acquisitions;

–	benefit plan funding and multi-employer pension plan funding;

–	use of derivatives, including for commodity and foreign currency exchange;

–	global procurement and interruption of supply chain;

–	volatility of inventory because of inflation or deflation; and

–	energy availability and cost, including unstable fuel costs.

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Board Leadership Structure

Mr. Deese, our former executive chairman of the board of directors, is non-executive chairman and continues to provide guidance regarding the strategic direction of the company. Mr. Shiver, in his role as president and chief executive officer, has primary responsibility for the day-to-day operations of the company. In his role as non-executive chairman of the board of directors, Mr. Deese continues to set the strategic priorities for the board of directors (with input from the presiding director), preside over its meetings and communicate its strategic findings and guidance to management. The board of directors believes that the close working relationship between the president and chief executive officer and non-executive chairman of the board of directors will continue to provide consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. The board of directors further believes that Mr. Deese’s continued active role on the board of directors is important in unifying the company’s strategy behind a consistent vision as the company transitions through its established succession plans.

As noted earlier, the independent non-management directors reappointed Mr. Griswold as independent presiding director in fiscal 2017, which provides balance to the board’s leadership structure. With a supermajority of independent directors, an audit committee, compensation committee, nominating/corporate governance committee and finance committee each comprised entirely of independent directors, and an independent presiding director to oversee all meetings of the independent directors, the board of directors believes the existing leadership structure provides for an appropriate balance that best serves the company and its shareholders. The board of directors annually reviews its leadership structure to ensure that it remains the optimal structure for the company and its shareholders.

Risk Management

The board of directors is actively involved in oversight of risks that could affect the company. This oversight is conducted primarily through the audit committee, as described above and in the audit committee charter, but the full board of directors has retained responsibility for general oversight of risks. Specifically, the board of directors has responsibility for overseeing, reviewing and monitoring the company’s overall risks, and each board committee is responsible for the oversight of specific risk areas relevant to its purpose as provided in the committee charters. The overall responsibility of the board of directors and its committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports to the board of directors directly from management responsible for oversight of particular risks within the company. In addition, the compensation committee, nominating/corporate governance committee and finance committee are responsible for the oversight of specific risks, as described above and in each committee’s charter. The company believes that the board’s leadership structure, discussed in detail above, supports the risk oversight function of the board of directors. Strong directors chair the various board committees involved with risk oversight, there is open communication between management and directors and all directors are actively involved in the risk oversight function.

Relationships Among Certain Directors

J.V. Shields, Jr. and C. Martin Wood III are married to sisters.

Attendance at Annual Meetings

In accordance with our corporate governance guidelines, directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and meetings of the committees on which they serve and to devote the time necessary to appropriately discharge their responsibilities. Aside from these requirements, the company does not maintain a formal policy for attendance by directors at annual meetings of shareholders. However, all of our directors attended the annual meeting of shareholders held on May 25, 2017.

Selection of Director-Nominees

The nominating/corporate governance committee identifies and considers director candidates recommended by its members and other directors, as well as management and shareholders. A shareholder who wishes to recommend a prospective director-nominee for the committee’s consideration should submit the candidate’s name and qualifications to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Chief Legal Counsel. The nominating/

corporate governance committee will also consider whether to recommend for nomination any person identified by a shareholder pursuant to the provisions of our amended and restated bylaws relating to shareholder nominations. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees of the nominating/corporate governance committee.

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DIRECTORS AND CORPORATE GOVERNANCE

The nominating/corporate governance committee believes that any director-nominee must meet the director qualification criteria set forth in our corporate governance guidelines before such director-nominee can be recommended for election to the board of directors. These factors include:

•	integrity and demonstrated high ethical standards;

•	the ability to express opinions, raise tough questions and make informed, independent judgments;

•	experience managing or operating public companies;

•	knowledge, experience and skills in at least one specialty area;

•	ability to devote sufficient time to prepare for and attend board of directors meetings;

•	willingness and ability to work with other members of the board of directors in an open and constructive manner;

•	ability to communicate clearly and persuasively; and

•	diversity in background, personal and professional experience, viewpoints or other demographics.

The nominating/corporate governance committee considers these factors as it deems appropriate, as well as other factors it determines are pertinent in light of the current needs of the board of directors. The nominating/corporate governance committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible director-nominees.

Shareholder & Other Interested Party Communication with Directors

The board of directors will give proper attention to written communications that are submitted by shareholders and other interested parties and will respond if appropriate. Shareholders and other interested parties interested in communicating directly with the board of directors as a group, the independent, non-management directors as a group or any individual director may do so by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, GA 31757,

Attention: Presiding Director. Absent circumstances contemplated by committee charters, the chair of the nominating/corporate governance committee and the presiding director, with the assistance of our chief legal counsel, will monitor and review all correspondence from shareholders and other interested parties and provide copies or summaries of such communications to other directors as they deem appropriate.

DIRECTOR COMPENSATION

General

Based upon the recommendations of the nominating/corporate governance committee, the board of directors considers and establishes director compensation. An employee of the company who also serves as a director does not receive any additional compensation for serving as a director or as a member or chair of a board committee.

2017 Director Compensation Package

During 2017, the directors’ compensation package for non-employee directors was based on the following principles:

•	a significant portion of director compensation should be aligned with creating and sustaining shareholder value;

•	directors should have an equity interest in the company; and

•	total compensation should be structured to attract and retain a diverse and superior board of directors.

The nominating/corporate governance committee annually reviews the status of director compensation in relation to other comparable companies and other factors it deems appropriate. In 2017, that committee engaged Meridian Compensation Partners (“Meridian”), an independent compensation consultant, to assist it in its assessment of the competitiveness of director compensation.

Meridian developed two peer groups of comparable companies to Flowers Foods in size, an industry-specific group and a general industry group, and provided details of the values and designs of the director pay programs at those companies. The nominating/corporate governance committee considered that data, the frequency of expected changes to director pay at Flowers Foods, the expected rate of change in that data and other relevant factors to determine the 2017 program shown below. The resulting program is in the midrange of both peer groups.

22    FLOWERS FOODS, INC. - 2018 Proxy Statement

DIRECTORS AND CORPORATE GOVERNANCE

Cash and Stock Compensation

Given the above principles and market data, the non-employee director compensation package consisted of the following:

Compensation Element	2016 Program		2017 Program
Annual Cash Retainer	$100,000	(1)	$100,000	(1)
Committee Chair Retainers
• Audit Committee	$15,000		$15,000
• Compensation Committee	$15,000		$15,000
• Nominating/Corporate Governance Committee	$10,000		$10,000
• Finance Committee	$10,000		$10,000
Audit Committee Member Retainer	$5,000		$7,500	(2)
Presiding Director Retainer	$20,000		$20,000
Non-Executive Chairman Retainer	$400,000		$270,000	(3)
Annual Stock Award	$130,000		$130,000	(4)
(1)	Cash retainers may be deferred at the director’s option; see “ — Additional Compensation Program Details.”
(2)	Increased to $7,500 from $5,000 on May 30, 2017.
(3)	Lowered to $170,000 for 2018.
(4)	Vests one year from the date of grant based upon the closing price of the company’s common stock on May 31, 2018.

Additional Compensation Program Details

Non-employee directors are eligible to participate in the 2014 Omnibus Equity and Incentive Compensation Plan (the “Omnibus Plan”) and the Executive Deferred Compensation Plan (the “EDCP”).

Non-employee directors have the option to convert their annual cash board retainer fees into deferred stock equal in value to the cash payments they would otherwise have received. These deferred shares vest pro rata over a one-year period based on service. Accumulated dividends are paid upon the delivery of the vested shares.

Non-employee directors may alternatively elect to defer all or any portion of their annual retainers and cash committee fees into an interest-bearing account in the EDCP. Generally, the deferral plus interest is paid to the director upon retirement or termination from the company’s board of directors.

Stock Ownership Guidelines

In order to align the economic interests of directors with those of shareholders, all directors are expected to hold shares of common stock in the company. A non-employee director must own shares of common stock with a value of at least six times the annual cash retainer paid to the non-employee directors. In addition, the non-executive chairman of the board of directors is required to hold six times his annual board retainer plus his additional cash retainer. All direct holdings of our common stock, certain indirect holdings, and all vested and unvested shares of deferred stock are included for purposes of determining compliance. Directors have five years to meet the required guidelines. All non-employee directors were in compliance with the guidelines as of March 8, 2018.

Other Arrangements

We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board of directors meetings, or when traveling in connection with the performance of their services for the company.

FLOWERS FOODS, INC. - 2018 Proxy Statement    23

DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR SUMMARY COMPENSATION TABLE

The following table details compensation to non-employee members of the board of directors for the 2017 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(3)	All Other Comp. ($)(4)	Total ($)
George E. Deese	370,000	130,000	97,165	46,514	643,679
Rhonda Gass	106,458	130,000	5,182	—	241,640
Benjamin H. Griswold, IV	130,000	130,000	—	—	260,000
Richard Lan(5)	106,458	130,000	—	—	236,458
Margaret G. Lewis	106,458	130,000	7,043	—	243,501
Amos R. McMullian	100,000	130,000	106,544	67,756	404,300
J.V. Shields, Jr.	—	230,000	—	—	230,000
David V. Singer	115,000	130,000	—	—	245,000
James T. Spear	21,458	230,000	—	—	251,458
Melvin T. Stith, Ph.D.	100,000	130,000	—	—	230,000
C. Martin Wood III	116,458	130,000	31,961	—	278,419
(1)	Directors have the option under the Omnibus Plan to convert their annual board of directors retainer fees into deferred stock equal in value to the cash payments these directors would have otherwise received. Directors may also elect to defer all or a portion of their annual retainer and cash committee fees, if any, through the EDCP. In 2017, Ms. Gass elected to defer all of her annual board of directors retainer fees into the EDCP. In fiscal 2017, under the Omnibus Plan, Messrs. Shields and Spear elected to convert all of their annual board of directors retainer fees to deferred stock equal in value to the cash payments they would have received. Such deferred stock vests pro rata over one year from the date of grant, and is delivered to the grantee along with accumulated dividends at a designated time selected by the grantee at the date of the grant. The deferred stock is accounted for in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“ASC 718”).

(2)	The stock awards represent the grant date fair value computed in accordance with ASC 718 of deferred stock granted to each non-employee director under the Omnibus Plan in fiscal 2017 and deferred stock granted in connection with certain directors’ elections to convert annual retainer fees into deferred stock. Deferred stock awards vest one year from the date of grant and deferred stock granted in connection with a director’s election to convert annual board of directors retainer fees into deferred stock under the Omnibus Plan vests pro rata over a one-year period from the date of grant. Details regarding the deferred stock outstanding (vested and non-vested) by director as of December 30, 2017 are as follows:

Name	Deferred Stock (#)	Deferred Stock ($)
George E. Deese	7,020	135,556
Rhonda Gass	7,020	135,556
Benjamin H. Griswold, IV	7,020	135,556
Richard Lan	7,020	135,556
Margaret G. Lewis	7,020	135,556
Amos R. McMullian	15,075	291,098
J.V. Shields, Jr.	12,030	232,299
David V. Singer	7,020	135,556
James T. Spear	34,842	672,799
Melvin T. Stith, Ph.D.	64,852	1,252,292
C. Martin Wood III	7,020	135,556
(3)	Amounts reported in this column represent above-market earnings on deferred compensation under the EDCP for Messrs. Deese and McMullian and Mses. Gass and Lewis and, for Messrs. Deese, McMullian and Wood for changes in pension value under the Retirement Plan (as defined below).

(4)	Amounts reported as “All Other Compensation” in the Director Summary Compensation Table above are primarily administrative support provided to Mr. McMullian by the company for his service as chairman emeritus of the board of directors, and primarily administrative support provided to Mr. Deese by the company for his service as non-executive chairman of the board of directors.

(5)	Mr. Lan’s term as a director will expire after the 2018 annual meeting of shareholders.

24    FLOWERS FOODS, INC. - 2018 Proxy Statement

TRANSACTIONS WITH MANAGEMENT

AND OTHERS

A. Ryals McMullian, the son of Amos R. McMullian, a director, was employed by the company since mid-fiscal 2017 as chief strategy officer and previously as vice president of mergers and acquisitions and deputy general counsel. In fiscal 2017 he was paid an aggregate salary and bonus of $264,649 and was granted 4,320 shares of performance-contingent restricted stock pursuant to the Omnibus Plan. Mr. McMullian is presently an executive officer of the company.

Chris Mulford, the son-in-law of George E. Deese, the non-executive chairman of the board of directors, was employed by the company for the majority of fiscal 2017 as a plant president and a market vice-president later in the year. In fiscal 2017, he was paid an aggregate salary and bonus of $162,013 and was granted 1,860 shares of performance-contingent restricted stock pursuant to the Omnibus Plan. Mr. Mulford is not an executive officer of the company.

Any transaction between the company and a related party is disclosed to the nominating/corporate governance committee and then presented to the full board of directors for evaluation and approval. The company’s policies with respect to related party transactions are set forth in our corporate governance guidelines, which state that the company does not engage in transactions with related parties if such a transaction would cast into doubt the independence of the director, present the appearance of a conflict of interest or violate any applicable law, rule or regulation. Each of the transactions set forth above were reviewed and approved by the full board of directors in accordance with the company’s policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Messrs. Griswold, Shields, Singer and Dr. Stith served on the compensation committee. No member of the compensation committee was, during 2017, an officer or employee of the company, was formerly an officer of the company, or had any relationship requiring disclosure by the company as a related party transaction under Item

404 of Regulation S-K. During 2017, none of the company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the company’s board of directors or its compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table lists information regarding the ownership of our common stock by the only non-affiliated individuals, entities or groups known to us to be the beneficial owner of more than 5% of our common stock:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(2)	15,754,325	7.47%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(3)	14,983,444	7.11%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(4)	11,522,013	5.47%
(1)	Percent of class is based upon the number of shares of Flowers Foods common stock outstanding on March 22, 2018.

(2)	The beneficial ownership reported is based upon a Schedule 13G/A filed by The Vanguard Group on February 9, 2018. The Schedule 13G/A indicates that The Vanguard Group has sole dispositive power as to 15,647,205 shares reported, sole voting power as to 97,070 shares, shared voting power as to 25,450 shares and shared dispositive power as to 107,120 shares reported.

(3)	The beneficial ownership reported is based upon a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2018. The Schedule 13G/A indicates that BlackRock, Inc. has sole dispositive power as to all shares reported and sole voting power as to 14,294,976 shares.

(4)	The beneficial ownership reported is based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2018. The Schedule 13G/A indicates that T. Rowe Price Associates, Inc. has sole dispositive power as to all shares reported and sole voting power as to 2,897,119 shares.

FLOWERS FOODS, INC. - 2018 Proxy Statement    25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Certain Executive Officers and Directors

The following table lists information as of March 8, 2018 regarding the number of shares owned by each director and each executive officer listed on the Summary Compensation Table included later in this proxy statement and by all of our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Bradley K. Alexander	286,700		*
Stephen R. Avera	529,161	(2)	*
George E. Deese	3,208,316	(3)	1.52%
Rhonda Gass	15,314	(4)	*
Benjamin H. Griswold, IV	323,126	(5)	*
R. Steve Kinsey	302,571		*
Richard Lan	52,595	(6)	*
Margaret G. Lewis	26,640	(7)	*
Amos R. McMullian	3,361,184	(8)	1.59%
J. V. Shields, Jr.	14,952,350	(9)	7.09%
Allen L. Shiver	829,770	(10)	*
David V. Singer	89,812	(11)	*
James T. Spear	66,383	(12)	*
Melvin T. Stith, Ph.D.	107,360	(13)	*
D. Keith Wheeler	36,947		*
C. Martin Wood III	7,867,847	(14)	3.73%
All Directors and Executive Officers as a Group (16 persons)	32,056,076		15.20%
*	Represents beneficial ownership of less than 1% of Flowers Foods common stock.

(1)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his or her name.

(2)	Includes 61,880 shares held by a trust of which Mr. Avera is a co-trustee, as to which shares Mr. Avera disclaims any beneficial ownership.

(3)	Includes (i) 50,301 shares owned by the spouse of Mr. Deese, as to which shares Mr. Deese disclaims any beneficial ownership; (ii) 175,000 shares held by a family LLC, over which shares Mr. Deese retains sole voting and dispositive power; (iii) 150,000 shares held by family trusts, over which shares Mr. Deese shares joint voting and dispositive power; and (iv) 5,850 shares of deferred stock, which would be distributed to Mr. Deese if he had separated his service from the company on March 8, 2018.

(4)	Includes 5,850 shares of deferred stock, which would be distributed to Ms. Gass if she had separated her service from the company on March 8, 2018.

(5)	Includes (i) 5,062 shares owned by the spouse of Mr. Griswold, as to which shares Mr. Griswold disclaims any beneficial ownership; and (ii) 5,850 shares of deferred stock, which would be distributed to Mr. Griswold if he had separated his service from the company on March 8, 2018.

(6)	Includes 5,850 shares of deferred stock, which would be distributed to Mr. Lan if he had separated his service from the company on March 8, 2018. Mr. Lan’s term as a director will expire after the 2018 annual meeting of shareholders.

(7)	Includes 5,850 shares of deferred stock, which would be distributed to Ms. Lewis if she had separated her service from the company on March 8, 2018.

(8)	Includes 13,905 shares of deferred stock, which would be distributed to Mr. McMullian if he had separated his service from the company on March 8, 2018.

(9)	Includes (i) 6,163,313 shares held by investment advisory clients of Wellington Shields Capital Management Associates, LLC, of which Mr. Shields is the chairman; (ii) 492,064 shares held by trusts of which Mr. Shields is trustee; (iii) 7,669,757 shares owned by the spouse of Mr. Shields; and (iv) 151,139 shares held by investment advisory clients of Wellington Shields & Co., LLC, of which Mr. Shields is chairman, in each case as to which shares Mr. Shields disclaims any beneficial ownership. Mr. Shields’ business address is Wellington Shields & Company, LLC, 140 Broadway, New York, NY 10005. Also includes 7,145 shares of deferred stock, which would be distributed to Mr. Shields if he had separated his service from the company on March 8, 2018.

(10)	Includes 12,282 shares held by Mr. Shiver as custodian for his child and 4,437 shares held by the spouse of Mr. Shiver, in each case as to which shares Mr. Shiver disclaims any beneficial ownership.

(11)	Includes (i) 9,537 shares held by a trust of which Mr. Singer is a trustee; and (ii) 5,850 shares of deferred stock, which would be distributed to Mr. Singer if he had separated his service from the company on March 8, 2018.

(12)	Includes (i) 100 shares held by Mr. Spear’s child, over which shares Mr. Spear shares voting and investment authority; and (ii) 18,363 shares of deferred stock, which would be distributed to Mr. Spear if he had separated his service from the company on March 8, 2018.

(13)	Includes 63,682 shares of deferred stock, which would be distributed to Dr. Stith if he had separated his service from the company on March 8, 2018.

(14)	Includes (i) 116,865 shares held by a trust of which Mr. Wood is trustee and 6,527,872 shares owned by the spouse of Mr. Wood, in each case as to which shares Mr. Wood disclaims any beneficial ownership; and (ii) 5,850 shares of deferred stock, which would be distributed to Mr. Wood if he had separated his service from the company on March 8, 2018.

26    FLOWERS FOODS, INC. - 2018 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of our records and written representations by the persons required to file these reports, except as set forth below, all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with the SEC were timely filed in fiscal 2017 by directors and executive officers.

Due to administrative error, late Form 4s reporting awards of deferred stock granted to Messrs. Shields and Spear that were due on January 4, 2017 were filed on January 9, 2017.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2017 In Brief

Under our pay-for-performance program, our Named Executives earned the following compensation based upon 2017 performance:

•	Payment of cash bonuses at 81.10% of Target Bonus Percentage (as defined below) under our bonus plan, based upon the achievement of 96.22% of the target performance goal.

•	Vesting in 2018 of the ROIC Performance-Contingent Restricted Stock Award issued in 2016 at 70.0% of target as a result of the company’s return on invested capital (the “Company ROIC”) during the two-year performance period ended December 30, 2017 exceeding the company’s “weighted average cost of capital” (the “Company’s WACC”) by 254 basis points.

•	Vesting in 2018 of the TSR-Based Performance-Contingent Restricted Stock Award issued in 2016 at 12.5% of target as a result of the company’s TSR from January 3, 2016 through each of the last four quarters ended December 30, 2017, placing below the 30th percentile in three of the quarters and placing in the 30th percentile in one of the quarters of the companies in the TSR Peer Group (as defined below). We ended the two-year performance period with cumulative TSR of negative 3.3%.

In 2017, the company continued to execute on Project Centennial, an enterprise-wide business and operational review to evaluate opportunities to streamline our operations, drive efficiencies, and invest in strategic capabilities that we believe will strengthen our competitive position and drive profitable revenue growth. The named executive officers played a critical role in designing and implementing Project Centennial. Recent accomplishments related to these efforts include:

•	completed a major consumer survey to better understand evolving consumer preferences;

•	formulated a strategy and began to identify specific opportunities to diversify our brand portfolio into attractive adjacent categories;

•	made substantial progress on developing a streamlined brand assortment;

•	developed a specific strategy and timeline to reduce stales;

•	utilized a third-party distribution platform to expand distribution of products in the Midwest;

•	completed the first wave of continuous improvement pilot programs that validated opportunities for efficiency savings across our manufacturing network;

•	closed a Warehouse Segment snack cake plant in Winston-Salem, North Carolina;

•	made progress toward reaching the company’s goal of reducing purchased goods and services spending by at least $45 million by fiscal 2018;

•	began to analyze data and formulate plans to optimize the company’s existing manufacturing and logistics network; and

•	announced the company’s new organizational structure.

Consideration of 2017 Say on Pay Vote

We currently hold our say on pay vote every year. At our 2017 annual meeting of shareholders, more than 98% of the shares voted were cast in support of the company’s executive compensation program. As a result of the significant level of approval, we continued to apply similar principles to our executive compensation decisions during the remainder of 2017 and in early 2018. Shareholders will have an opportunity to cast an advisory vote on the frequency of future say on pay votes at least every six years. The next required advisory vote on the frequency of future say on pay votes will occur no later than the company’s annual meeting of shareholders in 2023.

FLOWERS FOODS, INC. - 2018 Proxy Statement    27

EXECUTIVE COMPENSATION

Summary of Our Compensation Practices

Practices We Have Adopted	Practices We Do Not Engage in

•  Moderate pay targeted to the size-adjusted 50th percentile of market data

•  Long-term incentives that are performance-based as well as service-based

•  Multiple performance measures used in incentive plans

•  Capped incentives

•  Clawback policy

•  Stock ownership guidelines for executives and outside directors and share retention requirements for executives

•  Moderate change of control severance arrangements

•  Double-trigger equity vesting upon a change of control

•  Annual review of tally sheets by the compensation committee

•  Incentives that are risk-mitigated through plan design and administration

•  Compensation committee comprised solely of independent directors

•  Independent compensation consultant who reports directly to the committee

•  Anti-hedging policy for executives and outside directors

•  Employment agreements

•  Dividend equivalents on unvested performance shares

•  Income tax gross-ups

•  Excise tax gross-ups on change of control severance

•  Backdating or repricing of stock options

•  Pension credited service for years not worked

•  Perquisites are not provided

Executive Compensation Generally

Objectives of Executive Compensation

The primary objective of our executive compensation program is to attract, retain and motivate qualified executives necessary for the future success of the company and the maximization of shareholder value. Our compensation program is designed to motivate our executives by rewarding them for the achievement of specific annual, long-term and strategic goals of the company. The program aligns our executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. We strive to foster a sense of ownership among our executives by establishing stock ownership guidelines that require them to maintain ownership of a specified amount of our common stock.

The compensation committee evaluates both performance and compensation to ensure that (i) the company maintains its ability to attract and retain the most qualified executives; (ii) each executive’s compensation remains competitive relative to the compensation paid to similarly situated executives in comparable companies; and (iii) each of the company’s primary objectives with respect to compensation is being fulfilled. To meet those goals, our compensation program includes three primary components:

•	base salary;

•	annual cash bonuses; and

•	long-term incentives, through stock-based compensation.

Certain retirement and other post-employment benefits are also included in the executives’ compensation package. In addition, see the section entitled “Potential Payments Upon Termination or Change of Control” of this proxy statement for details on payments and benefits payable (or realizable) upon termination of employment and a change of control of the company. We do not offer perquisites as part of our executive compensation program.

Each element of our compensation program is described in greater detail below, including a discussion of why the company chooses to pay each element, how we determine the amount of each element to pay and how each element and the company’s decisions regarding that element fit into our overall compensation objectives.

28    FLOWERS FOODS, INC. - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Mix of Compensation Opportunity

The objectives of our executive compensation program are accomplished through a balance of pay components that are competitive with market practice and place considerable emphasis on performance-based compensation. Salary and non-equity incentive compensation, equity compensation, and other compensation expressed as a percentage of total compensation for each Named Executive for the fiscal year ended December 30, 2017 were as shown below. There is no prescribed mix of our compensation elements; the mix below is driven by Relevant Market Data (as defined below) for each element of pay.

Name and Principal Position	Salary Percentage	Non-Equity Incentive Comp. Percentage	Equity Comp. Percentage	Other Comp. Percentage	Total %
Allen L. Shiver President and Chief Executive Officer	15%	14%	68%	3%	100%
R. Steve Kinsey Chief Financial Officer and Chief Administrative Officer	29%	19%	48%	4%	100%
Bradley K. Alexander President, Fresh Packaged Bread Business Unit	28%	18%	47%	7%	100%
Stephen R. Avera Chief Legal Counsel	32%	18%	45%	5%	100%
D. Keith Wheeler Chief Sales Officer	32%	18%	46%	4%	100%

Role of Executive Officers in Compensation Decisions

The compensation committee, which is comprised entirely of independent directors, has overall responsibility for evaluating, analyzing and approving the company’s compensation plans, policies and programs.

The president and chief executive officer consults with and advises the compensation committee with respect to the company’s compensation philosophy and makes recommendations regarding the compensation of other executive officers including the Named Executives, but not regarding his own compensation. All recommendations of the chief executive officer to the compensation committee regarding compensation of executive officers are independently evaluated by the committee.

The chief financial officer, or his designee, assists the compensation committee in understanding the key drivers of company performance, particularly those measures used in our annual cash bonus and long-term incentive plans and also provides the compensation committee with regular updates on company performance as it relates to certain performance measures used in our annual cash bonus and long-term incentive plans.

Compensation Consultants

For fiscal 2017, the compensation committee engaged Meridian as its independent compensation consultant. At the compensation committee’s request, Meridian evaluated the competitiveness of the base salaries, annual bonuses and long-term incentives awarded to the Named Executives, provided competitive market data on new compensation arrangements and evaluated the continued appropriateness of existing arrangements. Meridian attended compensation committee meetings at the committee’s request and was available to provide guidance to the compensation committee on compensation questions and issues as they arose.

In February 2018, the compensation committee, in accordance with SEC rules and regulations, considered various factors related to consultant conflicts of interest. In connection with this review, the compensation committee considered the following six factors established by the SEC:

•	the provision of other services to the company by the consultant’s employer;

•	the amount of fees received from the company by the consultant’s employer as a percentage of total revenue;

•	the policies and procedures of the consultant’s employer designed to prevent conflicts of interest;

•	any business or personal relationship of the consultant with a member of the compensation committee;

•	any stock of the company owned by the consultant; and

•	any business or personal relationship of the consultant or the consultant’s employer with an executive officer of the company.

As a result of its review of these six factors, the committee determined that the work of the compensation consultant did not raise any conflicts of interest.

FLOWERS FOODS, INC. - 2018 Proxy Statement    29

EXECUTIVE COMPENSATION

Compensation Benchmarking

Because there are not many food companies the size of Flowers Foods, a specific set of peer companies is not used for market compensation comparisons. We use market pay data for base salary, bonus and long-term incentives opportunity based on available food industry and general industry peers’ pay data from published surveys. We use an average of food industry and general industry (the “Relevant Market Sector”) survey data when making market comparisons, and the data is adjusted to reflect pay for companies with annual revenues comparable to the company (the “Relevant Market Data”). When establishing pay levels for fiscal 2017, data was collected from the Willis Towers Watson Executive Compensation Database using both general industry data (from 700+ companies) and data from the Food & Beverage industry cut comprised of the following companies:

WILLIS TOWERS WATSON EXECUTIVE COMPENSATION DATABASE — FOOD & BEVERAGE COMPANIES

ACH Food Companies, Inc.

American Sugar Refining, Inc.

The Andersons Inc.

Arby’s Restaurant Group, Inc.

Beam Suntory Inc.

The Brown-Forman Corporation

Bush Brothers & Company

Cargill, Incorporated

The Coca-Cola Company

Coca-Cola Enterprises

Compass Group PLC

ConAgra Foods, Inc.

The Cott Corporation

Dean Foods

Diageo North America, Inc.

General Mills, Inc.

Haribo

Hearthside Food Solutions LLC

The Hershey Company

Hormel Foods Corporation

Ingredion Incorporated

Jack in the Box

The Kellogg Company

Kerry Group

Keurig Green Mountain, Inc.

Keystone Foods

Land O’Lakes Inc.

Leprino Foods

Mars, Incorporated

McCain Foods USA, Inc.

MillerCoors

The Molson Coors Brewing Company

Parmalat SPA

PepsiCo

Puratos Group NV

Schreiber Foods Inc.

Schwan’s Company

Sentient Technologies

Snyder’s Lance, Inc.

SunOpta, Inc.

Tyson Foods, Inc.

Ventura Foods, LLC

The Relevant Market Data obtained from the companies above was for pay opportunity, not actual payout, and was regressed (size-adjusted) to reflect appropriate scope of revenue responsibility. The Relevant Market Data is calculated using the simple average of the regressed food industry and general industry market rates. Both are established at levels that approximate the size-adjusted 50th percentile for each component of pay opportunity (i.e., base salary, target bonus and long-term incentive opportunity). This approach sets executive pay opportunities high enough to be competitive and to attract and retain a strong motivated leadership team but not so high that they create negative perception among other constituencies.

The compensation committee concluded that the proposed 2017 compensation levels under the company’s incentive and equity compensation plans for each Named Executive, and their total compensation opportunities, were consistent with the pay philosophy, as well as appropriate to meet the company’s goal to retain each Named Executive and to align his interests with those of the company’s shareholders.

Cash Compensation

Base Salary

Base salary represents the fixed and recurring part of each Named Executive’s annual compensation. Its objective is to reward experience and expertise, functional progression (i.e., the development of the executive through a series of work experiences and duties and accountabilities relevant to the current position held), career development, skills and competencies. It rewards core competence in the executive role. We choose to pay base salary because it is a standard element of pay for executive positions and is required to attract and retain talent.

We have established a system of tiered salary grades, and executives are assigned an appropriate salary grade considering the position’s internal value as well as external comparisons to the Relevant Market Data. With respect to the position’s “internal value,” we have developed salary grades on the basis that a given position is at least one salary grade below that of the supervising position, which is the only weight assigned to internal value in establishing the salary grades.

Named Executives’ base salaries are related to a salary grade and the base salaries for the grades are determined based on (i) external competitive market base salaries, as determined through benchmarking analysis of the Relevant Market Data and (ii) the internal relationships (i.e., value and progression) of these positions. We periodically make adjustments to the base salaries based on the factors discussed above as well as the performance of the respective Named Executive.

Individual salaries for Named Executives reporting directly to the president and chief executive officer are subject to approval by the compensation committee after consideration of the recommendations he submits. The president and chief executive officer’s salary is subject to review and approval by the compensation committee and the board of directors. Base salaries for all Named Executives are reviewed annually by the compensation committee and the board of directors.

30    FLOWERS FOODS, INC. - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Annual Executive Cash Incentive Awards

For 2017, the annual cash incentive awards were granted to Named Executives under our Omnibus Plan, which was designed to provide an incentive to achieve critical annual goals that lead to our long-term success. We choose to pay it in order to motivate achievement of annual performance metrics critical to continued company growth and shareholder value creation.

For 2017, the compensation committee established target bonus levels under the Omnibus Plan, which are expressed as a percentage of each Named Executive’s base salary (the “Target Bonus Percentage”). Target Bonus Percentages for each Named Executive in 2017 were as follows:

Named Executive	Target Bonus Percentage

Allen L. Shiver	110%

R. Steve Kinsey	80%

Bradley K. Alexander	80%

Stephen R. Avera	70%

D. Keith Wheeler	70%

For 2017, a bonus was awarded to participating Named Executives based on the following formula:

•	the Named Executive’s base salary; multiplied by

•	the Target Bonus Percentage; multiplied by

•	the “Actual Bonus Percentage,” a percentage based upon the company’s actual EBITDA for the fiscal year as compared to the payout scale below which uses straight-line interpolation between points. The scale also shows the percentage of the 2017 EBITDA Goal achieved and the related Actual Bonus Percentages:

Level of Achievement	% of EBITDA Goal Achieved	Actual Bonus Percentage

Maximum	110%	150%

Target	100%	100%

Actual	96.22%	81.10%

Threshold	80%	0%

Each Named Executive’s 2017 bonus payment could not exceed the lesser of 150% of his base salary or $3.0 million. The Actual Bonus Percentage would have been zero if actual EBITDA were 80% or less of the EBITDA Goal. This mechanism provided motivation for each Named Executive to strive for improved company performance in 2017 even if the EBITDA Goal itself were not attained.

The company does not pay bonuses under the Omnibus Plan to any Named Executive until such time as the compensation committee has certified the Actual Bonus Percentage and the annual report on Form 10-K for the applicable fiscal year has been filed with the SEC.

Long-Term Incentive Compensation

The objective of providing long-term incentive compensation is to focus executives on metrics that lead to increased shareholder value over a longer period of time. It rewards achievement of the specific metrics described below. We choose to pay long-term incentive compensation because it aligns Named Executives’ interests with those of shareholders and helps to retain a stable management team.

Equity and Performance Compensation Awards

In keeping with the compensation committee’s pay-for-performance philosophy, stock-based incentives comprise our entire long-term incentive program and a significant portion of total compensation opportunity for Named Executives. We believe our stock-based incentives, as designed, are fundamental to the enhancement of shareholder value, reward performance over the long-term and align the Named Executives’ interests with those of our shareholders. The 2017 awards under the Omnibus Plan contain elements that helped focus the

Named Executives’ attention on one of the company’s primary goals — the long-term success of the company and, ultimately, the enhancement of shareholder value.

Individual long-term incentive grants are reviewed annually and approved by the compensation committee with reference to the Relevant Market Data it receives from its compensation consultant.

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EXECUTIVE COMPENSATION

Similar to 2016, the compensation committee allocated equity-based awards for 2017 between two types of performance-contingent restricted stock, as described below, and did not grant any stock options. The use of performance-contingent restricted stock is intended to encourage Named Executives to focus on capital investments that produce returns in excess of the Company WACC and that enhance the company’s total shareholder return relative to food industry peers.

The determination of 2017 performance-contingent restricted stock award levels for the Named Executives was based on the Relevant Market Data, the expected allocation of value between types of equity award, and a value of 103.8% of face value for both types of performance-contingent restricted stock.

The 2017 performance-contingent restricted stock agreement (the “Performance Restricted Stock Agreement”) provides the terms and conditions under which the shares of restricted stock will vest. Vesting of the awards occurs approximately two years from the date of grant (after the filing of our Annual Report on Form 10-K) to the extent that the vesting conditions described below are satisfied.

ROIC-Based Performance-Contingent Restricted Stock Awards. The Performance Restricted Stock Agreement provides that, as to 50% of the restricted stock underlying each executive’s performance-contingent restricted stock award (the “ROIC-Based Award”), vesting will occur in the manner set forth below, if the Company’s ROIC exceeds its WAAC by the following levels during the 24-month performance period ending December 29, 2018 (the “Performance Period”):

ROIC minus WACC	Payment Percentage (% of Target)

Less than 175 basis points	0%

175 basis points	50%

375 basis points	100%

475 basis points	125%

For performance between the levels described above, the degree of vesting is interpolated on a linear basis.

TSR-Based Performance-Contingent Restricted Stock Awards. The Performance Restricted Stock Agreement provides that, as to the remaining 50% of the restricted stock underlying each Named Executive’s performance-contingent restricted stock award (the “TSR-Based Award”), vesting will occur based on the company’s performance, measured by Company TSR over the two-year performance period, as compared to the total shareholder return of the companies in a specified peer group (the “TSR Peer Group”).

For 2016 and 2017, the TSR Peer Group consisted of the following 20 publicly traded packaged food and meats companies:

B&G Foods Campbell Soup Conagra Foods Dean Foods General Mills Hain Celestial Group Hershey Co. Hormel Foods J&J Snack Foods J.M. Smucker	Kellogg The Kraft Heinz Company Lancaster Colony McCormick & Co. Mondelez International, Inc. Pinnacle Foods, Inc. Post Holdings, Inc. Snyders-Lance Treehouse Foods The Whitewave Foods Company

Hypothetical payouts based on the total shareholder return for the company and each member of the TSR Peer Group are calculated at the end of each of the last four quarters of the Performance Period using the performance/payout schedule below and then averaged to determine the actual payout:

Percentile of Company TSR vs. Peer Group TSR	Payment Percentage (% of Target)

Less than 30th	0%

30th	50%

50th	100%

70th	150%

90th or above	200%

For performance between the percentiles described above, the degree of vesting is interpolated on a linear basis.

Vesting Upon Death, Disability, Retirement or Change of Control. For the 2017 grants, if the grantee dies or becomes disabled, the performance-contingent restricted stock awards generally vest at the target level immediately. If the grantee retires at age 65 (or age 55 with at least ten years of service with the company) or later, on the normal vesting date the grantee will receive a prorated number of shares based upon the retirement date and actual performance for the entire performance period. For the 2017 grants, “double-trigger” vesting applies if a change of control occurs. In addition to change of control, double-trigger vesting requires either that an award fail to be assumed by a successor employer or that the executive’s employment be terminated under specific circumstances within a specified period of time following the change of control before accelerated vesting can occur.

Dividends. Dividends accrue on the restricted stock and are paid in cash to the executive on the vesting date on all shares of restricted stock that vest.

Timing of Grants. Grants of performance-contingent restricted stock were made on January 1, 2017. It is expected that this timing of granting awards will continue for consistency and planning purposes. Except in unusual circumstances, we typically do not grant equity awards to the Named Executives at other dates. The grant price of our performance-contingent restricted stock grants is the closing market price on the grant date.

Vesting of 2016 Awards:

•	The ROIC Performance-Contingent Restricted Stock Award issued in 2016 vested in early 2018 at 70.0% of target as a result of Company ROIC during the two-year performance period ended December 30, 2017 exceeding Company WACC by 254 basis points.

•	Vesting in 2018 of the TSR-Based Performance-Contingent Restricted Stock Award issued in 2016 at 12.5% of target as a result of the company’s TSR from January 3, 2016 through each of the last four quarters ended December 30, 2017, placing below the 30th percentile in three of the quarters and placing in the 30th percentile in one of the quarters of the companies in the TSR Peer Group (as defined below). We ended the two-year performance period with cumulative TSR of negative 3.3%.

At the time of vesting, the executive will receive the shares of stock and will be liable for his or her portion of all federal and state income and payroll taxes based on the fair market value of the shares awarded on the vesting date.

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EXECUTIVE COMPENSATION

Recoupment (“Clawback”) Policy

The Omnibus Plan provides for the recoupment of grants and bonuses awarded under it. The recoupment policy provides that if the board of directors has reliable evidence of knowing misconduct by a participant that results in an overstatement of the company’s earnings or other financial measurements that were taken into consideration in awarding grants or bonuses and, as a result of such overstatement, the participant (i) received a bonus and/or (ii) either received a grant or had a prior grant vest or become nonforfeitable, the participant shall be required to reimburse (or forfeit, as the case may be) the full amount of any grants or bonuses that resulted from the overstatement.

Anti-Hedging Policy

The company’s insider trading policy generally prohibits short-term, speculative trading practices and hedging by executive officers, including any Named Executives, and directors.

Retirement & Other Post-Employment Benefits

We provide retirement benefits to our Named Executives and other executives as noted below. The objective is to provide a competitive array of benefits that is affordable to the company. Retirement benefits reward continued employment and indirectly reward achievement of the metrics in the Omnibus Plan. We choose to pay them to remain competitive in the marketplace and to provide compensation that extends into employees’ non-earning years.

Pension benefits are provided to executives under the Flowers Foods, Inc. Retirement Plan No. 1 (the “Retirement Plan”). The company also provides a defined contribution benefit to executives through the 401(k) Plan and the EDCP.

Retirement Plan

The Retirement Plan is a qualified defined benefit pension plan that provides a pension upon retirement to eligible employees of participating subsidiaries (but not to employees of the company) that is based upon each year of service with the participating subsidiary until December 31, 2005. Additionally, the Retirement Plan provides a pension upon retirement to eligible employees (including employees of non-participating subsidiaries and of the company) who were participants under the Flowers Industries, Inc. Retirement Plan No. 1 prior to the company’s spin-off from Flowers Industries, Inc., which is based upon each year of service with Flowers Industries, Inc. and/or certain of its subsidiaries. No additional years of credited service have been granted other than for actual years of credited service in the Retirement Plan.

Participation in the Retirement Plan was closed to new employees beginning January 1, 1999, and effective December 31, 2005 benefits under the Retirement Plan were frozen and no additional benefits will accrue under the Retirement Plan. The frozen pension benefit is the sum of annual credits earned during eligible employment. The basic credit formula at the time the Retirement Plan was frozen was 1.35% of the first $10,000 of W-2 earnings (subject to certain exclusions) plus 2% of W-2 earnings (subject to certain exclusions) in excess of $10,000 for each year of service up to 35 years. For each year of service in excess of 35 years, 1.8% of W-2 earnings (subject to certain exclusions) was credited. Earnings in any calendar year may not exceed the maximum limitations for that year as defined in the Internal Revenue Code. Certain additional fixed benefit amounts were provided for a limited group of participants in the Retirement Plan, including certain of the Named Executives.

Benefits can be paid in many forms under the terms of the Retirement Plan, including a life annuity option, joint and survivor option, period certain and life options, and a level income option. Participants who terminate or retire on or after January 1, 2016 may elect an unlimited lump sum. The payout option must be elected by the participant before benefit payments begin. Each available payout option is actuarially equivalent. Early retirement benefit payments are available to participants upon attainment of age 55 and completion of five years of vesting service. A participant’s full benefit under the Retirement Plan is payable at age 65. Benefits are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years by which benefit commencement precedes age 65. The same benefits are payable upon retirement, termination, or disability with the adjustments described above for commencement before age 65 but on or after age 55. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. All Named Executives have fulfilled the required service period and are either eligible for early retirement benefit payments currently or will become eligible upon attainment of age 55. No payments were made to the Named Executives under the terms of the Retirement Plan during the 2017 fiscal year.

Executive Deferred Compensation Plan

The EDCP provides additional deferred compensation opportunities to certain members of management. In particular, the EDCP allows these members of management to defer the receipt of a percentage of their salary and bonus. The EDCP is not a tax-qualified plan.

The participants’ deferrals are credited to a book keeping account established for the participant that is deemed to be credited with interest until paid. Additionally, the company allocates matching contributions pursuant to the plan on behalf of the participant that are also deemed to be credited with interest until paid.

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EXECUTIVE COMPENSATION

Interest credited on deemed participant deferrals and company contributions to the EDCP are based on the Merrill Lynch U.S. Corp., BBB-rated Fifteen-Year Bond Index plus 150 basis points. Interest is considered above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits that exceed this threshold. The company credits interest at above market rates because participants’ EDCP accounts are unfunded and unsecured and therefore subject to substantial risk of loss should events ever befall the company causing it to reorganize or liquidate. Amounts deemed to be credited to the EDCP on behalf of the Named Executives amounted to $326,528 in fiscal 2017.

Generally, the deemed deferrals and company contributions plus interest are paid to the participant upon termination of employment.

Distributions from the EDCP are made from the company’s general assets. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP deemed cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year for participants making such an election were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on company common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

Change of Control Severance

We maintain change of control severance arrangements with our executives, including the Named Executives, as set forth in the Flowers Foods, Inc. Change of Control Plan (the “Change of Control Plan”). Such arrangements have several business objectives important to the company, including stability of the executive team in the event of a threatened or pending change of control, and post-employment restrictive covenants (non-competition, non-solicitation and trade secret protection, among others). The Change of Control Plan rewards executives for remaining employed with the company on a timetable convenient to the company rather than to the executive. We choose to make such payments to obtain the business objectives mentioned. The Change of Control Plan provides double-trigger severance at market-level amounts, has no excise tax gross-up provisions and is consistent with current corporate governance norms (see section entitled “Potential Payments upon Termination or Change of Control” in this proxy statement for additional details). In 2015, the compensation committee adopted a policy that, without shareholder approval, future cash severance arrangements may not exceed 2.99 times salary and bonus.

Executive Share Ownership Guidelines

Based on the view of the compensation committee that the ownership of an equity interest in the company by executives, including Named Executives, is a component of good corporate governance and aligns executive and shareholder interests, share ownership guidelines were adopted that require key members of the company’s management team to directly own minimum amounts of the company’s common stock. All direct holdings of our common stock, certain indirect holdings, and all vested and unvested shares of deferred stock are included for purposes of determining compliance. The guidelines for the Named Executives, which were amended by the board of directors in February 2016, are set forth below:

•	President and Chief Executive Officer: 6 times base salary

•	Chief Financial Officer and Chief Administrative Officer: 3 times base salary
•	President, Fresh Packaged Bread Business Unit: 3 times base salary

•	Chief Legal Counsel: 2 times base salary

•	Chief Sales Officer: 2 times base salary

The holdings of each of the Named Executives are currently either at the guideline or on track to meet it, and progress toward the guidelines is reviewed annually by the nominating/corporate governance committee.

Executives subject to the guideline must hold at least 75% of all net shares received through vesting or realized through stock option exercises until the applicable guidelines are achieved.

Tax Deductibility of Executive Compensation

Companies are not allowed a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent that such compensation constitutes “performance-based compensation” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The compensation committee retains the ability to consider factors, including tax deductibility, as it structures coordinated compensation packages of current and long-term compensation, to retain flexibility in rewarding efforts which prove to be of immediate or future benefit to the company and its shareholders. Certain incentive opportunities in 2017 were structured with the intention to qualify as “performance-based” compensation under Code Section 162(m).

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The compensation committee is responsible for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the company’s management and, based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 filed with the SEC and proxy statement for the 2018 annual meeting of shareholders.

The Compensation Committee of the Board of Directors:

David V. Singer, Chair

Benjamin H. Griswold, IV

Joseph V. Shields, Jr.

Melvin T. Stith, Ph.D.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executives, which include the chief executive officer, chief financial officer and each of the three other most highly compensated executive officers of Flowers Foods for the fiscal years ended December 30, 2017, December 31, 2016 and January 2, 2016.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Comp. ($)(3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(4)	All Other Comp. ($)(5)	Total ($)
Allen L. Shiver	2017	1,000,000	4,435,334	892,100	86,910	82,306	6,496,650
President and	2016	1,000,000	3,975,616	536,800	52,212	84,366	5,648,994
Chief Executive Officer	2015	974,615	3,091,213	735,835	45,896	73,137	4,920,696
R. Steve Kinsey	2017	540,000	897,194	350,352	48,276	39,175	1,874,997
Chief Financial Officer and	2016	531,923	842,428	207,663	32,259	40,361	1,654,634
Chief Administrative Officer	2015	501,539	706,528	265,063	22,830	36,068	1,532,028
Bradley K. Alexander	2017	540,000	897,194	350,352	99,375	39,200	1,926,121
President, Fresh Packaged	2016	534,231	859,321	208,564	60,400	40,492	1,703,008
Bread Business Unit	2015	508,077	699,265	268,519	46,568	35,736	1,558,165
Stephen R. Avera	2017	475,000	678,198	269,658	47,497	33,753	1,504,106
Chief Legal Counsel	2016	471,539	637,870	161,078	19,641	35,424	1,325,552
	2015	456,538	545,128	224,046	20,029	32,409	1,278,150
D. Keith Wheeler	2017	421,270	601,592	239,155	34,044	25,256	1,321,317
Chief Sales Officer	2016	410,592	520,067	140,258	14,400	25,726	1,111,043
	2015	364,154	401,886	178,709	6,450	24,441	975,640
(1)	Named Executives may elect to defer amounts into the 401(k) Plan (up to Internal Revenue Service limits) and into the EDCP. Amounts of salary deferred during fiscal 2017 were as follows:

Name:	Salary Deferrals into 401(k) Plan ($)	Salary Deferrals into EDCP ($)	Total ($)
Allen L. Shiver	24,000	100,000	124,000
R. Steve Kinsey	24,000	27,000	51,000
Bradley K. Alexander	24,000	122,713	146,713
Stephen R. Avera	24,000	14,250	38,250
D. Keith Wheeler	24,000	—	24,000
(2)	Grant date fair value of performance-contingent restricted stock (reported in the “Stock Awards” column) made under the Omnibus Plan in 2015, 2016 and 2017 and compiled in accordance with ASC 718. See Note 16 to the company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for a description of the assumptions made in the valuation of stock awards under ASC 718. Based on the maximum allowable payout value of the ROIC-based performance-contingent restricted stock awards granted in 2017, if the maximum number of shares are earned under the plan for the two-year performance period ending December 29, 2018, using the price of the company’s common stock at December 29, 2017, the awards would have the following values: Mr. Shiver, $2,473,611; Mr. Kinsey, $500,380; Mr. Alexander, $500,380; Mr. Avera, $378,244; and Mr. Wheeler, $335,511. Based on the maximum allowable payout value of the TSR-based performance-contingent restricted stock awards granted in 2017, if maximum performance is achieved under the plan for the two-year performance period ending December 29, 2018, the awards would have the following values: Mr. Shiver, $3,957,778; Mr. Kinsey, $800,593; Mr. Alexander, $800,593; Mr. Avera, $605,175; and Mr. Wheeler, $536,818.

(3)	Non-equity incentive plan compensation includes all performance-based cash awards under the Omnibus Plan earned by the Named Executives during the fiscal year.

(4)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Comp. Earnings” column for 2017 are as follows.

Name	Change in Pension Value ($)	Above-Market Nonqualified Deferred Comp. Earnings ($)	Total ($)
Allen L. Shiver	53,822	33,088	86,910
R. Steve Kinsey	29,102	19,174	48,276
Bradley K. Alexander	64,342	35,033	99,375
Stephen R. Avera	44,471	3,026	47,497
D. Keith Wheeler	32,633	1,411	34,044

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EXECUTIVE COMPENSATION

(5)	Amounts reported in the “All Other Comp.” column for 2017 are reported in the table below.

Name	Employer Contributions to Section 401(k) Plan ($)	Employer Contributions to Nonqualified Deferred Comp. Plan ($)	Total ($)
Allen L. Shiver	16,200	66,106	82,306
R. Steve Kinsey	16,200	22,975	39,175
Bradley K. Alexander	16,200	23,000	39,200
Stephen R. Avera	16,200	17,553	33,753
D. Keith Wheeler	16,200	9,056	25,256

PAY RATIO DISCLOSURE

Year	CEO Total Compensation ($)	Median Employee Total Compensation ($)	Ratio of CEO to Median Employee Total Compensation
2017	6,518,086	61,961	105.2:1

Our chief executive officer’s annual total compensation is 105.2 times that of the median of the annual total compensation of all our employees. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We used the following methodology in calculating the ratio:

1.	We included all employees active as of December 31, 2017, with the exception of our chief executive officer, to identify the median employee. We did not include (i) employees with 2017 compensation who were no longer active as of December 31, 2017, (ii) contract labor employees, (iii) independent distributors or (iv) leased labor employees. We do not have any employees located outside of the United States.

2.	We found the median employee using 2017 gross compensation reported to the U.S. Internal Revenue Service on Form W-2 for the period of January 1, 2017 to December 31, 2017. Specifically, we used Form W-2, Box 5, Medicare Wages and Tips.

3.	The compensation reported for our chief executive officer is from the Summary Compensation Table on page 36 of this proxy statement and also includes employer-provided health and wellness benefits. The compensation reported for the median employee is the total amount of compensation paid to the median employee during the period of January 1, 2017 to December 31, 2017 and also includes employer-provided health and wellness benefits.

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EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS

The following table details grants made during the fiscal year ended December 30, 2017 pursuant to incentive plans in place at Flowers Foods as of that date:

	Grant Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Equity Incentive Plan Awards ($)(3)
Name and Grant		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Allen L. Shiver
Non-Equity Incentive Plan Award		—	1,100,000	1,650,000
ROIC-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	102,480	128,100	2,046,526
TSR-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	102,480	204,960	2,388,808
R. Steve Kinsey
Non-Equity Incentive Plan Award		—	432,000	648,000
ROIC-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	20,730	25,913	413,978
TSR-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	20,730	41,460	483,216
Bradley K. Alexander
Non-Equity Incentive Plan Award		—	432,000	648,000
ROIC-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	20,730	25,913	413,978
TSR-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	20,730	41,460	483,216
Stephen R. Avera
Non-Equity Incentive Plan Award		—	332,500	498,750
ROIC-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	15,670	19,588	312,930
TSR-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	15,670	31,340	365,268
D. Keith Wheeler
Non-Equity Incentive Plan Award		—	294,889	442,334
ROIC-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	13,900	17,375	277,583
TSR-Based Performance Contingent Restricted Stock Grant	1/1/2017				—	13,900	27,800	324,009
(1)	Under the terms of the Omnibus Plan, bonuses are awarded based on the achievement of a specified EBITDA goal.

(2)	Under the terms of the Omnibus Plan and the Performance Restricted Stock Agreement, receipt of this award requires that the company meet certain performance requirements. Amounts shown under “threshold,” “target” and “maximum” headings above represent the minimum, expected and maximum possible number of shares of stock transferred to the Named Executive assuming that such requirements are met.

(3)	Calculated in accordance with ASC 718 at (i) 117% of the company’s stock price on the grant date ($23.31) for the TSR-based performance contingent restricted stock award under the Omnibus Plan and (ii) the company’s grant date stock price of $19.97 for the ROIC-based performance contingent restricted stock award under the Omnibus Plan.

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EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table details all equity awards granted and outstanding as of December 30, 2017, the company’s most recent fiscal year end:

	Stock Awards
Name and Grants	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Allen L. Shiver
2016 Performance-Contingent Restricted Stock Award(2)	174,140	3,362,643
2017 Performance-Contingent Restricted Stock Award(3)	204,960	3,957,778
R. Steve Kinsey
2016 Performance-Contingent Restricted Stock Award(2)	36,900	712,539
2017 Performance-Contingent Restricted Stock Award(3)	41,460	800,592
Bradley K. Alexander
2016 Performance-Contingent Restricted Stock Award(2)	37,640	726,828
2017 Performance-Contingent Restricted Stock Award(3)	41,460	800,592
Stephen R. Avera
2016 Performance-Contingent Restricted Stock Award(2)	27,940	539,521
2017 Performance-Contingent Restricted Stock Award(3)	31,340	605,175
D. Keith Wheeler
2016 Performance-Contingent Restricted Stock Award(2)	22,780	439,882
2017 Performance-Contingent Restricted Stock Award(3)	27,800	536,818
(1)	Based on December 29, 2017 closing market price of $19.31 for Flowers Foods’ common stock.

(2)	The performance-contingent restricted stock award granted in 2016 under the Omnibus Plan vested on February 21, 2018.

(3)	The performance-contingent restricted stock award granted in 2017 under the Omnibus Plan will vest in 2019 upon the filing of our 2018 Annual Report on Form 10-K, subject to the achievement of applicable performance goals.

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EXECUTIVE COMPENSATION

STOCK VESTED AND OPTION EXERCISES

The following table details vesting of all restricted stock and all exercises of option awards during the fiscal year ended December 30, 2017.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allen L. Shiver(1)	226,125	1,815,784	125,150	2,360,760
R. Steve Kinsey(2)	149,400	1,304,262	15,233	292,474
Bradley K. Alexander(3)	110,362	886,207	15,077	289,478
Stephen R. Avera(4)	115,200	1,005,696	11,753	225,658
D. Keith Wheeler(5)	25,987	208,676	8,665	166,368
(1)	Mr. Shiver was granted 153,220 shares of performance-contingent restricted stock on January 4, 2015 under the EPIP. This award vested on February 23, 2017. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 66,650 shares. Mr. Shiver also received a time-based restricted stock award of 58,500 shares on May 31, 2013, which vested on May 31, 2017. Mr. Shiver also received 226,125 nonqualified stock options on February 10, 2011 with an exercise price of $10.87 per share. On November 13, 2017, Mr. Shiver exercised the options to purchase shares trading at $18.90 per share. The net value realized per share was $8.03 per share, or $1,815,784.
(2)	Mr. Kinsey was granted 35,020 shares of performance-contingent restricted stock on January 4, 2015 under the EPIP. This award vested on February 23, 2017. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 15,233 shares. Mr. Kinsey also received 149,400 nonqualified stock options on February 10, 2011 with an exercise price of $10.87 per share. On November 28, 2017, Mr. Kinsey exercised the options to purchase shares trading at $19.60 per share. The net value realized per share was $8.73 per share, or $1,304,262.
(3)	Mr. Alexander was granted 34,660 shares of performance-contingent restricted stock on January 4, 2015 under the EPIP. This award vested on February 23, 2017. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 15,077 shares. Mr. Alexander also received 110,362 nonqualified stock options on February 10, 2011 with an exercise price of $10.87 per share. On November 13, 2017, Mr. Alexander exercised the options to purchase shares trading at $18.90 per share. The net value realized per share was $8.03, or $886,207.
(4)	Mr. Avera was granted 27,020 shares of performance-contingent restricted stock on January 4, 2015 under the EPIP. This award vested on February 23, 2017. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 11,753 shares. Mr. Avera also received 115,200 nonqualified stock options on February 10, 2011 with an exercise price of $10.87 per share. On November 28, 2017, Mr. Avera exercised the options to purchase shares trading at $19.60 per share. The net value realized per share was $8.73, or $1,005,696.
(5)	Mr. Wheeler was granted 19,920 shares of performance-contingent restricted stock on January 4, 2015 under the EPIP. This award vested on February 23, 2017. Because the company did not meet certain performance criteria at 100% of target, this award was decreased to 8,665 shares. Mr. Wheeler also received 25,987 nonqualified stock options on February 10, 2011 with an exercise price of $10.87 per share. On November 13, 2017, Mr. Wheeler exercised the options to purchase shares trading at $18.90 per share. The net value realized per share was $8.03, or $208,676.

PENSION BENEFITS

The following table details the number of years of service credited and the present value of the accumulated benefits as of the December 30, 2017 measurement date related to the Retirement Plan.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)
Allen L. Shiver	Retirement	24	528,299
R. Steve Kinsey	Retirement	13	242,675
Bradley K. Alexander	Retirement	25	573,255
Stephen R. Avera	Retirement	16	422,987
D. Keith Wheeler	Retirement	16	252,899

40    FLOWERS FOODS, INC. - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Amounts reported above as the actuarial present value of accumulated benefits under the Retirement Plan are computed using the interest and mortality assumptions that the company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The discount rate assumption at December 30, 2017 is 3.57% (3.99% as of December 31, 2016 and 4.25% as of January 2, 2016). The mortality assumption for benefits assumed to be paid as an annuity is the RP-2017 Annuitant Mortality Table with 130.0% multiplier and

MP-2017 mortality improvement scale (the RP-2016 Annuitant Mortality Table with 130.0% multiplier and MP-2016 mortality improvement scale was used as of December 31, 2016). The mortality assumption for benefits assumed to be paid as a lump sum is based on Internal Revenue Service prescribed mortality rates for lump sum payments in 2018, projected generationally using the MP-2017 improvement scale.

No benefits or payments were made to any of the Named Executives in 2017 under the Retirement Plan.

(1)	Credited service does not match actual service because the plan was frozen as of December 31, 2005.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides details regarding Named Executive participation in the EDCP during the 2017 fiscal year.

Name	Employee Contributions in FY 2017 ($)(1)	Employer Contributions in FY 2017 ($)(2)	Aggregate Earnings in FY 2017 ($)(3)	Aggregate Withdrawals/ Distributions in FY 2017 ($)	Aggregate Balance at 12/30/2017 ($)(4)
Allen L. Shiver	100,000	66,106	67,985	—	1,240,501
R. Steve Kinsey	27,000	22,975	39,121	—	684,134
Bradley K. Alexander	122,713	23,000	71,507	—	1,256,118
Stephen R. Avera	14,250	17,553	6,362	35,285	124,939
D. Keith Wheeler	0	9,056	2,863	—	56,487
(1)	Amounts shown are deferrals of 2017 salary earned.

(2)	Amounts are included in “All Other Compensation” in the Summary Compensation Table for the 2017 fiscal year.

(3)	Above-market interest on nonqualified deferred compensation is included in the Summary Compensation Table as “Nonqualified Deferred Compensation Earnings” for the 2017 fiscal year. Interest is above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits which exceed this threshold. The amount of above-market interest for each executive included in the Summary Compensation Table is as follows: Mr. Shiver $33,088; Mr. Kinsey $19,174; Mr. Alexander $35,033; Mr. Avera $3,026; and Mr. Wheeler $1,411.

(4)	The cumulative portion of the aggregate balance at December 31, 2017 reported in the Summary Compensation Table for all years prior to 2017 is as follows: Mr. Shiver $649,736; Mr. Kinsey $425,708; Mr. Alexander $214,945; Mr. Avera $48,462; and Mr. Wheeler $21,747.

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EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE OF CONTROL

Payments Made Upon Termination Following a

Change of Control

The Change of Control Plan is designed to provide for stability and continuity of management and the company’s operations in the event of a change of control. The compensation committee may designate, in its sole discretion, additional executives that are eligible to participate in the Change of Control Plan. If the company experiences a change of control and, during the protection period, (i) an executive’s employment is terminated for any reason other than for Cause (as defined in the Change of Control Plan), death or disability, or (ii) the executive terminates his employment for Good Reason (as defined in the Change of Control Plan), the executive is entitled to the following payments:

•	an amount equal to three times (in the case of Mr. Shiver) and two times (in the case of Messrs. Kinsey, Alexander, Avera and Wheeler) the executive’s annual base salary and target bonus award under the Omnibus Plan at the time of termination (subject to adjustment if base salary was reduced in connection with the change of control);

•	a lump sum amount equal to 18 times the monthly premium amount calculated as if the executive had continued participation in the company’s medical plan using the executive’s coverage election at the time of termination; and

•	up to $25,000 of outplacement services for up to one year following termination.

Pursuant to the terms of the Change of Control Plan, upon the attainment of age 65, the multiples applicable to a Named Executive’s annual base salary and target bonus award under the Omnibus Plan are reduced to one times such amounts.

In the event that actual payments to an executive under the Change of Control Plan are determined in certain instances to be subject to excise taxes, the payments to be paid will be set to the “best net” amount, representing either (i) the largest portion of the payments that would result in no portion being subject to excise taxes, or (ii) the entire payments, whichever amount, after taking into account all applicable taxes, including excise taxes, results in the executive receiving, on an after tax basis, the greater amount of payments notwithstanding that all or a portion of the payments may be subject to excise taxes.

In 2015, the compensation committee adopted a policy that, without shareholder approval, future cash severance arrangements may not exceed 2.99 times salary and bonus.

The following events would constitute a change of control under the Change of Control Plan:

•	any person becomes the beneficial owner of securities representing 35% or more of the voting power of the company other than as a result of the following: (i) acquisitions from the company with prior approval of the board of directors, (ii) acquisitions by the company, a subsidiary or an employee benefit plan of the company or a subsidiary, (iii) acquisitions as a result of stock dividends, splits or similar transactions, (iv) a reduction in the number of shares outstanding pursuant to a board-approved transaction, or (v) acquisitions where the board of directors determines that beneficial ownership was acquired in good faith and the person promptly divests a number of shares necessary to reduce his beneficial ownership below 35%;
•	all or substantially all of the company’s assets are sold to another entity, or the company is merged or consolidated into or with another entity (other than a subsidiary of the company), with the result that upon the conclusion of the transaction the company’s shareholders immediately prior to the transaction will beneficially own less than 60% of the voting power of the surviving entity;

•	a majority of the board of directors are not directors who were (i) members of the board of directors on the effective date of the Change of Control Plan or (ii) nominated for election or elected to the board of directors by at least 2/3 of the directors who were members of the board of directors on the effective date of the Change of Control Plan plus previously qualified successors serving as directors at the time of such nomination or election; or

•	approval by the company’s shareholders of a complete liquidation or dissolution of the company.

For purposes of the Change of Control Plan, the protection period includes:

•	the period beginning on the date of the change of control and continuing until the second anniversary thereof; and

•	the six-month period prior to the date of the change of control if an executive is terminated without Cause or terminates for Good Reason and, in either case, the termination (i) was requested by the third party that effectuates the change of control, or (ii) occurs in connection with the change of control.

The Change of Control Plan includes a one-year covenant not to compete with respect to the trade or business of the successor entity. The Change of Control Plan also includes, for all executives, non-disclosure covenants that do not expire, certain trade secret protections, two year non-solicitation covenants and non-disparagement covenants that do not expire. Payments under the Change of Control Plan are subject to the execution by the executive of a general release of the company. Breach of the release or of any covenant may result in the forfeiture of any payments or benefits that the executive is entitled to under the Change of Control Plan.

Pursuant to the Change of Control Plan, the only event that triggers cash payments and the provision of other benefits is a change of control followed by the termination of an executive’s employment, other than for death, disability or for Cause or voluntary resignation other than for Good Reason, within the protection period. For awards prior to 2015, if a change of control occurs, regardless of whether the executive’s employment is terminated, all unvested performance-contingent restricted stock (at the target level) and all unvested stock options held by the executive immediately vest, except that as to any TSR-Based Awards, if 12 months of the Performance Period have been completed, vesting will be determined based on total shareholder return as of the date of the change of control without application of four-quarter averaging (see “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Equity and Performance Compensation Awards — Vesting Upon Death, Disability, Retirement or Change of Control”). In addition, any undistributed amounts under the company’s deferred compensation plan will be distributed upon a change of control.

42    FLOWERS FOODS, INC. - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Payments Made Upon Death or Disability, Retirement or Change of Control

If a Named Executive dies, becomes permanently disabled or retires (at age 65 or after) he is generally entitled to the following items:

•	immediate vesting in all unvested stock options, of which currently there are none;

•	in the cases of death or disability, immediate vesting in the 2016 and 2017 performance-contingent restricted stock awards at target amount;

•	in the case of retirement, for the 2016 and 2017 award of performance-contingent restricted stock, at the normal vesting date a prorated award based upon the retirement date and actual performance (for purposes of the calculations that follow, if actual results are unknown, target values are used); and

•	in the event of a change of control, for equity awards granted prior to 2015 that are reflected in the table below, awards immediately vest at the target level (whether or not the Named Executive is terminated), provided that as to TSR-Based Awards, if 12 months of the Performance Period have been completed, vesting is determined based on the total shareholder return as of the date of the change of control without application of the fourth quarter averaging.

Beginning in 2015, all equity awards granted under the Omnibus Plan include a double-trigger vesting mechanism upon a change of control.

Amounts shown in the table below represent estimated amounts payable (or realizable) by the company to each Named Executive upon death, disability, or retirement, a change of control without termination or termination in connection with a change of control. Amounts shown in the tables below are the estimated payment amounts assuming that the triggering event occurred on December 29, 2017, the last business day of fiscal 2017. Values in the tables for equity- based awards are calculated using the closing market price of $19.31 of the company’s common stock on December 29, 2017.

Name	Death/ Disability ($)	Retirement ($)	Change of Control Without Termination ($)	Termination Following Change of Control(1) ($)
Allen L. Shiver
Cash Severance	—	—	—	6,300,000
Equity Payout	7,320,421	3,365,979	—	6,292,133
Other Benefits(2)	—	—	—	57,153
TOTAL	7,320,421	3,365,979	—	12,649,286
R. Steve Kinsey
Cash Severance	—	—	—	1,944,000
Equity Payout	1,513,132	694,219	—	1,288,960
Other Benefits(2)	—	—	—	49,489
TOTAL	1,513,132	694,219	—	3,282,449
Bradley K. Alexander
Cash Severance	—	—	—	1,944,000
Equity Payout	1,527,421	700,113	—	1,296,105
Other Benefits(2)	—	—	—	48,930
TOTAL	1,527,421	700,113	—	3,289,035
Stephen R. Avera
Cash Severance	—	—	—	1,615,000
Equity Payout	1,144,697	525,140	—	974,790
Other Benefits(2)	—	—	—	52,836
TOTAL	1,144,697	525,140	—	2,642,626
D. Keith Wheeler
Cash Severance	—	—	—	1,432,318
Equity Payout	976,700	—	—	845,334
Other Benefits(2)	—	—	—	46,576
TOTAL	976,700	—	—	2,324,228
(1)	In addition to amounts payable under the Change of Control Plan, each Named Executive is entitled to his pro rata share of any award earned under the Omnibus Plan in the year of termination.

(2)	Other Benefits includes the estimated cost of outplacement services and a lump sum amount equal to 18 months of continued health and welfare benefits in accordance with the terms of the Change of Control Plan.

FLOWERS FOODS, INC. - 2018 Proxy Statement    43

AUDIT COMMITTEE REPORT

The audit committee oversees, among other things, the accounting and financial reporting processes of the company, the audit of the company’s consolidated financial statements, the company’s compliance with legal and regulatory requirements, the effectiveness of the company’s internal control over financial reporting, the qualifications, independence and performance of the company’s independent registered public accounting firm and the performance of the company’s internal auditors.

The audit committee operates under a written charter adopted by the board of directors. It is available on the company’s website at https://www.flowersfoods.com/Global/Content/CorpGovernance/Documents/FlowersAuditCommitteeCharter.pdf. The charter, which was last amended effective November 20, 2015, is reviewed at least annually by the audit committee and is amended by the board of directors, as appropriate, to reflect the evolving role of the audit committee.

In 2017, the audit committee held nine meetings. Meeting agendas are established by the chair of the audit committee, in consultation with the other committee members, the independent auditors and the appropriate officers of the company. The audit committee’s meetings include, whenever appropriate, executive sessions in which the audit committee meets as a committee and also separately with management, the internal auditors and the independent auditors.

During 2017, the audit committee fulfilled its duties and responsibilities as outlined in the charter. Among other things, the audit committee:

•	Met with the senior members of the company’s financial management team at each regularly scheduled meeting;

•	Reviewed and discussed with management and the independent auditors the company’s earnings and other financial press releases and annual and quarterly reports on Form 10-K and Form 10-Q prior to filing with the SEC;

•	Received periodic updates from management regarding management’s process to assess the adequacy of the company’s internal control over financial reporting and management’s assessment of the effectiveness of the company’s internal control over financial reporting;
•	Reviewed and discussed with management, the internal auditors and the independent auditors management’s assessment of the effectiveness of the company’s internal control over financial reporting and the independent auditors’ opinion about the effectiveness of the company’s internal control over financial reporting;

•	Reviewed and discussed with management, the internal auditors and the independent auditors, as appropriate, the plans for, and the scope of, the company’s annual audit and other examinations;

•	Met in periodic executive sessions with certain members of management, the internal auditors and the independent auditors to discuss the results of their examinations, their assessments of the company’s internal control over financial reporting and the overall integrity of the company’s financial statements;

•	Reviewed and discussed with management the company’s major financial risk exposures, the steps management has taken to monitor and control these exposures and the company’s enterprise risk management activities generally;

•	Reviewed and discussed with management, the chief financial officer, the internal auditors and the independent auditors the overall adequacy and effectiveness of the company’s legal, regulatory and ethical compliance programs, including the company’s code of business conduct and ethics;

•	Reviewed and discussed with management and the independent auditors the company’s legal affairs, including, among other things, ongoing litigation and the U.S. Department of Labor’s compliance review under the Fair Labor Standards Act;

•	Reviewed and discussed with management reports and disclosures of insider and related- party transactions;

•	Evaluated and considered auditor rotation and whether to change the company’s independent registered public accounting firm based on the audit quality, performance, compensation and independence of PricewaterhouseCoopers LLP (“PwC”); and

•	Received regular updates from management regarding Project Centennial.

2017 Audited Financial Statements

The audit committee has reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended December 30, 2017 with the company’s management and PwC, the company’s independent registered public accounting firm for the fiscal year ended December 30, 2017. Management represented to the audit committee that the company’s audited consolidated financial statements were prepared in accordance with GAAP. The audit committee has reviewed and discussed with management, the internal auditors and PwC the results of their examinations and their assessments of the company’s internal control over financial reporting and discussed with senior officers of the company the processes undertaken to evaluate the accuracy and fair presentation of the company’s financial statements and the effectiveness of the company’s system of disclosure controls and procedures. The audit committee has also discussed with PwC the matters required to be discussed by the Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”), including the auditors’ evaluation of the quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for filing with the SEC.

44    FLOWERS FOODS, INC. - 2018 Proxy Statement

AUDIT COMMITTEE REPORT

Independent Auditor Selection and Evaluation

In 2017, the audit committee discussed the continued retention of PwC as our independent registered public accounting firm; evaluated the quality of the annual audit; and, the performance of the audit engagement partner. Noting the long tenure of 49 years that PwC has audited the company’s consolidated financial statements, the audit committee:

•	Carefully considered PwC’s controls and policies for maintaining independence. including receiving and reviewing the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and discussing with PwC their independence.

•	Evaluated the institutional knowledge that is gained from the continued retention of PwC;

•	Monitored and restricted the scope of non-audit services provided by PwC to the company including having a pre-approval process for engagement all non-audit work;

•	Evaluated compliance with the company’s hiring policies to not hire resources from PwC;

•	Provided oversight to PwC by meeting nine times throughout the year, including executive sessions;

•	Received a report from PwC regarding its internal evaluation of audit quality;
•	Reviewed and discussed the quality of the audit with management and the internal auditors;

•	Monitored Public Company Accounting Oversight Board reports and peer reviews; and

•	Evaluated the performance of the audit engagement partner, considering the overall quality of the planning, execution and communication of results of the audit, timeliness of the audit and service commitments and the fee structure for the services provided. The independent auditor rotates the audit engagement partner every five years. The audit committee selects the audit engagement partner working with both PwC and management.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors the continued retention of PwC as the company’s independent registered public accounting firm.

The Audit Committee of the Board of Directors:

James T. Spear, Chair

Rhonda Gass

Richard Lan

Margaret G. Lewis

C. Martin Wood III

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OVERVIEW OF PROPOSALS

This proxy statement contains four proposals requiring shareholder action. Proposal I proposes the election of eleven director-nominees to the board of directors. Proposal II requests an advisory vote on the compensation of the Named Executives. Proposal III requests the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 29, 2018. Proposal IV concerns a shareholder proposal whether the chairman of the board of directors should be independent, if properly presented at the annual meeting. Each of the proposals is discussed in more detail below.

PROPOSAL I	ELECTION OF DIRECTORS

Background information concerning each of our director-nominees is provided above under the section entitled “Directors and Corporate Governance.” Mr. Lan, who has served as a member of the board of directors since 2016, has not been nominated for reelection. His term will expire after the 2018 annual meeting of shareholders and, pursuant to the company’s amended and restated bylaws and resolutions adopted by the board of directors, the size of the board of directors will be set at eleven immediately following the meeting.

The following nominees are proposed for election as directors to serve until the 2019 annual shareholder meeting:

•	George E. Deese

•	Rhonda Gass

•	Benjamin H. Griswold, IV

•	Margaret G. Lewis

•	Amos R. McMullian

•	J. V. Shields, Jr.

•	Allen L. Shiver

•	David V. Singer

•	James T. Spear

•	Melvin T. Stith, Ph.D.

•	C. Martin Wood III

Unless instructed otherwise, the proxies will be voted for the election of the director-nominees named above to serve for the terms indicated or until their successors are elected and have been duly qualified. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors. However, the board of directors has no reason to believe that any nominee will not be able to serve if elected.

Vote Required

Each of the eleven nominees for director who receive a majority of the votes cast at the meeting in person or by proxy will be elected (meaning the number of shares voted “for” a director-nominee must exceed the number of shares voted “against” that director-nominee), subject to the board of directors’ existing policy regarding resignations by directors who do not receive a majority of “for” votes, which is described in our corporate governance guidelines.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” each of the above-named director-nominees.

46    FLOWERS FOODS, INC. - 2018 Proxy Statement

PROPOSAL II	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act provide shareholders with the right to cast an advisory (non-binding) vote to approve the compensation of the Named Executives as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal is commonly known as the “say-on-pay” vote.

At our 2017 annual meeting of shareholders, more than 98% of the shares voted were cast in support of the company’s executive compensation program.

As described in the Compensation Discussion and Analysis section of this proxy statement, the compensation committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain the most qualified executives while motivating high company performance. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section of this proxy statement, include:

•	pay opportunities that are:

—	appropriate to the size of the company when compared to peer companies; and

—	heavily performance-based using multiple internal and stock-based performance measures;

•	disclosure of the financial performance drivers used in our incentives, in numeric terms;

•	a long-term incentives program:

—	that is entirely performance-based and aligned with shareholder interests through links to stock performance and measurement of our return on invested capital performance versus our cost of capital; and
—	whose payout potentials are capped at conservative levels;

•	a clawback provision that allows for recoupment of incentives in certain situations;

•	beginning with 2015 grants, double-trigger equity vesting upon a change of control;

•	no backdating or repricing of stock options;

•	stock ownership guidelines for executives and directors;

•	no perquisites; and

•	no employment contracts.

The say-on-pay vote gives our shareholders the opportunity to express their views on the compensation of our Named Executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the compensation philosophy, policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

“RESOLVED, that the shareholders approve the compensation of the company’s Named Executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the compensation committee, the board of directors or the company. However, the compensation committee and the board of directors value the opinions of the company’s shareholders and will take into account the outcome of the vote when considering future compensation arrangements for the Named Executives.

Vote Required

Proposal II requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” Proposal II.

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PROPOSAL III	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee and board of directors have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018. The board of directors recommends that this appointment be ratified.

Representatives of PricewaterhouseCoopers LLP will be present at the 2018 annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the company or its subsidiaries.

If the shareholders of the company do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018, the audit committee will reconsider the appointment.

Fiscal 2017 and Fiscal 2016 Audit Firm Fee Summary

During fiscal 2017 and fiscal 2016, we retained our principal accountant, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees. Fees for audit services totaled approximately $3,036,000 in 2017 and $3,338,000 in 2016, including fees associated with annual audits, the reviews of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K in both years, and in 2016, comfort letter procedures related to a public debt offering.

Audit Related Fees. Fees for audit related services totaled approximately $199,000 in 2017 and $140,000 in 2016. Audit related services principally include services related to audits of certain employee benefit plans and accounting consultations.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $524,000 in 2017 and $500,000 in 2016.

All Other Fees. Fees for all other services not described above totaled approximately $2,000 in 2017 and $1,052,000 in 2016, related to a software licensing agreement in both years, and consulting fees for a pricing and trade capabilities assessment in 2016.

All non-audit services were reviewed by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. On an ongoing basis all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the audit committee on a case-by-case basis.

Vote Required

Proposal III requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “FOR” Proposal III.

SHAREHOLDER PROPOSAL

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of the company and its shareholders.

We expect Proposal IV to be presented by a shareholder at the annual meeting. Following SEC rules and regulations, we are reprinting the proposals and supporting statements as they were submitted to us, other than minor formatting changes. We take no responsibility for them. On request to the company’s Investor Relations Department at the address listed under “Questions and Answers about the Annual

Meeting and Voting — How can I obtain an Annual Report on Form 10-K,” we will provide information about the sponsors’ shareholdings, as well as the names, addresses and shareholdings of any co-sponsors. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL IV FOR THE REASONS WE GIVE AFTER THE PROPOSAL.

48    FLOWERS FOODS, INC. - 2018 Proxy Statement

PROPOSAL IV	INDEPENDENT BOARD CHAIRMAN

RESOLVED: Shareholders of Flowers Foods, Inc. (the “Company”), urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy to require that, to the extent feasible, the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders; or if no independent director is available and willing to serve as Chairman.

Supporting Statement

A former CEO of the Company currently serves as the chairman of the Board. In our view, the chairman should be an independent director, who has not previously served as an executive, in order to promote the robust oversight and accountability of management, and to provide effective deliberation of corporate strategy, something we believe is difficult to accomplish when a former executive serves as the board’s leader. Even with robust responsibilities, we believe the position of a lead independent or presiding director is inadequate to this task because competing responsibilities for board leadership remain with the non-independent chair.

In the case of the Company, this concern is compounded by the fact that, as of last year’s proxy statement, four former executives of the Company or its predecessor, Flowers Industries Inc., as well as a former executive of a majority-owned subsidiary of Flowers Industries, sit on the board; two of those directors serve on the Audit Committee. We also note that three directors have over a quarter of a century of board service at the company and its predecessor, Flowers Industries, and that two of those directors exceeded the Board’s mandatory retirement age of 75 years, before the company eliminated the policy in February 2017.

In our opinion these considerations are especially important as the company faces legal and regulatory challenges to its business model. As of the end of the company’s third quarter 2017, the company’s independent contractor model is the subject of 32 lawsuits from drivers claiming they were incorrectly classified as independent contractors. On August 10, 2016, it was announced that the U.S. Department of Labor was reviewing the Company’s compliance with the Fair Labor Standards Act following which, shares closed down 9%.

In the midst of such scrutiny, we believe an independent chairman can be invaluable in ensuring that the board is appropriately reviewing and questioning the risks and opportunities of the Company’s business strategy, and maintaining good communications and credibility with key stakeholders.

Board of Directors Statement in Opposition of Proposal IV

The board of directors has carefully considered the shareholder proposal. As part of its consideration, the board of directors noted that a substantially identical proposal was submitted to the vote of the company’s shareholders at the 2017 Annual Meeting of Shareholders and did not receive the affirmative vote of a majority of the votes present in person or represented by proxy at the meeting (~24%). The board of directors unanimously recommends that you vote “AGAINST” Proposal IV because it continues to believe its adoption is not in the best interests of the company and its shareholders for the reasons discussed below.

Proposal IV includes Meritless Claims about the Company. The supporting statement to Proposal IV contains statements that are irrelevant to the proposal’s subject matter, as well as a number of misleading statements. In particular, the proponent cites ongoing litigation in which the company is defending complaints filed by distributors alleging that such distributors were misclassified as independent contractors. As we have previously publicly disclosed, the company and/or its respective subsidiaries are vigorously defending all of these claims against our business model, and reached agreements in 2017 to settle distributor-related litigation in the aggregate amount of $6.0 million, including attorney’s fees. In addition, the proponent states that our current chairman is not independent. While Mr. Deese did serve previously as our chief executive officer, which is executive and operational experience that we consider highly valuable to board leadership, he became an “independent” director under NYSE Rules at the beginning of 2018.

Flexibility in Board Leadership is More Suitable for the Company than a Rigid and Prescriptive Approach. Our board of directors must take great care to select the right leadership structure for our company. We take this responsibility very seriously, and believe that the board of directors should be able to consider, on a case-by-case basis, the style of leadership best suited to meet the needs of the company and its shareholders based on the individuals available and the circumstances as they exist at the time. The adoption of a mandate that the chairman of the board be an independent director would impose an unnecessary restriction on the board of directors and would limit its ability to select the director best suited to serve as chairman based on the relevant facts, circumstances, and criteria as they exist at the time. In addition, in reviewing this proposal, the board of directors took into consideration relevant benchmarking data and concluded that the proposal’s rigid approach is not common practice. According to the 2017 Spencer Stuart U.S. Board Index, only 28% of S&P 500 companies reported having an independent chair.

Our Current Board Leadership Structure Best Serves the Company and its Shareholders. Our board of directors routinely evaluates the company’s leadership structure to ensure that there is strong, independent board leadership in place to provide effective oversight to management. As discussed in greater detail under “Directors and Corporate Governance-Corporate Governance-Board Leadership Structure”, the board of directors believes that at the present time, the company and its shareholders are best served by a leadership structure in which our non-executive chairman is able to maintain a close working relationship with our chief executive officer, as the company transitions

FLOWERS FOODS, INC. - 2018 Proxy Statement    49

PROPOSAL IV

through its established succession plans, counterbalanced by an engaged independent board and presiding director. Indeed, as discussed above, Mr. Deese, our non-executive chairman, became “independent” under the NYSE Rules at the beginning of 2018. In addition, we have a strong presiding director that is appointed annually by our independent directors and has specified responsibilities that provide the same leadership, oversight and benefits to the company and the board of directors that would be provided by an independent chairman that did not previously serve as our chief executive officer. These responsibilities include:

•	Presiding at all executive sessions of the board of directors in which management directors and other members of management do not participate;

•	Serving as a liaison between the chairman of the board of directors and the independent directors;

•	Overseeing information sent by the company to the members of the board of directors;

•	Reviewing meeting agendas and schedules of meetings for the board of directors;

•	Calling meetings of the independent directors; and

•	Making himself available for consultation and communication with shareholders.

The Company’s Good Corporate Governance Practices Currently Provide Effective, Independent Board Oversight. We believe that good corporate governance is essential to ensure that the company is effectively managed for the long-term benefit of our shareholders. We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by corporate governance advisors and the practices of other publicly-held companies. We believe our policies and practices promote board independence and effective oversight of management, and provide shareholders with meaningful rights, including:

•	Annual board elections with majority voting standard;

•	Shareholder right to call special meetings;

•	Supermajority board independence;

•	100% board independence on committees, which entrusts to the independent directors oversight of critical matters, such as the integrity of the company’s financial statements, the evaluation of the board and its committees, and the compensation of the company’s executive officers;

•	A highly-qualified and engaged board of directors, as described in their biographies, that possess the relevant business experience and skills to oversee management;

•	Regular executive sessions of independent directors;

•	Robust board, committee and director evaluation process; and

•	Ongoing board review of corporate governance policies and practices.

For the reasons discussed above, our board of directors believes that the current board leadership structure best serves the company and its shareholders. We will continue to review our leadership structure to ensure that the structure best addresses the company’s evolving and dynamic business. We believe that eliminating the flexibility to determine which type of leadership structure is not in the best interests of the company and its shareholders. Furthermore, we believe our shareholders have recognized the effectiveness of our current board leadership structure by re-electing our non-executive chairman, the presiding director and other board members each year.

Recommendation of the Board

Your board of directors unanimously recommends that you vote “AGAINST” Proposal IV.

2019 SHAREHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2019 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal at our principal corporate offices in Thomasville, Georgia as set forth below no later than December 3, 2018.

If you wish to present a proposal before the 2019 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must follow the procedures outlined in our amended and restated bylaws. We must receive your shareholder proposal at the address noted below no earlier than January 24, 2019 and no later than February 23, 2019. If your proposal is not properly brought before the annual meeting in accordance with our amended and restated bylaws, the chairman of the board of directors may declare such proposal not properly brought before the annual meeting, and it will not be acted upon.

Any proposals or notices should be sent to:

Stephen R. Avera

Chief Legal Counsel

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

50    FLOWERS FOODS, INC. - 2018 Proxy Statement

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the company to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. The company did not household materials for the annual meeting. If the company households materials for future meetings, then only one copy of the company’s annual report and proxy statement will be sent to multiple shareholders of the company who share the same address and last name, unless the company has received contrary instructions from one or more of those shareholders. In addition, the company has been notified that certain intermediaries (i.e., banks, brokers or other nominees) will household proxy materials for the annual meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any shareholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the company’s Investor Relations Department (a) by mail at 1919 Flowers Circle, Thomasville, GA 31757, (b) by telephone at (229) 226-9110, or (c) by e-mail at lhay@flowersfoods.com. You may also contact your bank, broker or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of the company’s annual report and proxy statement may request delivery of a single copy by contacting the company as indicated above, or by contacting their bank, broker or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

FLOWERS FOODS, INC. - 2018 Proxy Statement    51

ANNEX A (NON-GAAP FINANCIAL MEASURES)

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). However, from time to time, the company may present in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted net income per diluted common share to measure the performance of the company and its operating divisions (collectively, the “Non-GAAP Measures”). EBITDA is used as the primary performance measure in the company’s annual executive bonus plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness

The company defines adjusted EBITDA, adjusted EBITDA margin and adjusted net income per diluted share, respectively, to exclude additional costs that we consider important to present to investors. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, certain impairment charges, legal settlements and other non-recurring expenses. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results.

These Non-GAAP Measures are measures of performance not defined by GAAP and should be considered in addition to, not in lieu of, GAAP reported measures. These Non-GAAP Measures should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating these Non-GAAP Measures may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. The reconciliations below provide a reconciliation of the Non-GAAP Measures used in this proxy statement to the most comparable GAAP financial measure.

Net Income to Adjusted EBITDA

(Dollars in Thousands)	2017
Net income	$150,120
Income tax expense (benefit)	$(827)
Interest expense, net	$13,619
Depreciation and amortization	$144,875

EBITDA	$307,787
Restructuring and related impairment charges	$104,130
Pension plan settlement loss	$4,649
Lease terminations and legal settlements	$6,543
Project Centennial consulting costs	$37,306
Gain on divestiture	$(28,875)
Multi-employer pension plan withdrawal costs	$18,268

Adjusted EBITDA	$449,808
MARGIN	11.5%

A-1    FLOWERS FOODS, INC. - 2018 Proxy Statement

ANNEX A (NON-GAAP FINANCIAL MEASURES)

Net Income Per Diluted Common Share to Adjusted Net Income Per Diluted Common Share

2017
Earnings per diluted common share	$0.71
Restructuring and related impairment charges	$0.30
Pension plan settlement loss	$0.01
Lease terminations and legal settlements	$0.02
Project Centennial consulting costs	$0.11
Gain on divestiture	$(0.09)
Multi-employer pension plan withdrawal costs	$0.05
Impact of the Tax Cuts and Jobs Act	$(0.23)
Windfall tax benefit from stock option exercises	$(0.01)
Adjusted earnings per diluted share	$0.89

Certain amounts do not compute due to rounding.

Net Income to Adjusted Net Income

(Dollars in Thousands)	2017
Net income	$150,120
Gain on divestiture	$(17,758)
Restructuring and related impairment charges	$64,040
Project Centennial consulting costs	$22,943
Lease terminations and legal settlements	$4,023
Pension plan settlement loss	$2,859
Multi-employer pension plan withdrawal costs	$11,235
Impact of the Tax Cuts and Jobs Act	$(48,160)
Windfall tax benefit from stock option exercises	$(2,082)
Adjusted net income	$187,220

FLOWERS FOODS, INC. - 2018 Proxy Statement    A-2

         FLOWERS FOODS, INC.

         SHAREHOLDER RELATIONS DEPT.

         1919 FLOWERS CIRCLE

         THOMASVILLE, GA 31757

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2018 (May 22, 2018 for 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Flowers Foods, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote by the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2018 (May 22, 2018 for 401(k) plan participants). Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Flowers Foods, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E41368-P01608	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FLOWERS FOODS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR-NOMINEES:

1.	To elect as directors of the company the eleven nominees identified in this proxy statement, each to serve for a term of one year:		For	Against	Abstain

	1a.	George E. Deese	☐	☐	☐

	1b.	Rhonda Gass	☐	☐	☐

	1c.	Benjamin H. Griswold, IV	☐	☐	☐

	1d.	Margaret G. Lewis	☐	☐	☐

	1e.	Amos R. McMullian	☐	☐	☐

	1f.	J. V. Shields, Jr.	☐	☐	☐

	1g.	Allen L. Shiver	☐	☐	☐

	1h.	David V. Singer	☐	☐	☐

	1i.	James T. Spear	☐	☐	☐

	1j.	Melvin T. Stith, Ph.D.	☐	☐	☐

	1k.	C. Martin Wood III	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:		For	Against	Abstain

2.	To approve by advisory vote the compensation of the company’s named executive officers;	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firrm for Flowers Foods, Inc. for the fiscal year ending December 29, 2018; and	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSAL:		For	Against	Abstain
4.	A shareholder proposal regarding whether the chairman of the board of directors should be independent, if properly presented at the annual meeting.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

Please date this Proxy and sign it exactly as your name or names appear(s) on the stock certificates or on a label affixed hereto. When shares are held jointly, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If shares are held by a corporation, please sign in full the corporate name by its president or other authorized officer. If shares are held by a partnership, please sign in the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

FLOWERS FOODS, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy. Your vote is important, and we encourage you to exercise your right to vote these shares. Please mark the boxes on the reverse side of this proxy card to indicate your vote. Then sign the card and return it in the enclosed postage-paid envelope, or follow the instructions on the reverse side of this proxy card for Internet or telephone voting. Your vote must be received prior to the Annual Meeting of Shareholders on May 24, 2018.

If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Great-West Trust Company, LLC, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to the account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the Trustee receives voting directions from the 401(k) plan participants. The number of shares that are eligible to vote is based on the balance in the 401(k) plan on March 22, 2018, the record date for the Annual Meeting. Because all of the shares in the 401(k) plan are registered in the name of Great-West Trust Company, LLC, as Trustee, you will not be able to vote these shares in the 401(k) plan in person at the Annual Meeting on May 24, 2018.

If stock is owned directly in your own name as well as in the 401(k) plan, separate share totals are indicated on the reverse side of this voting instruction form. If you own stock indirectly through a bank or broker, as well as in the 401(k) plan, you will receive a separate voting instruction form from the bank or broker.

Thank you.
Flowers Foods, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E41369-P01608

FLOWERS FOODS, INC.

1919 Flowers Circle

Thomasville, Georgia 31757

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2018

The undersigned hereby appoints Allen L. Shiver, R. Steve Kinsey and Stephen R. Avera as proxies, with power to act without the other, and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Flowers Foods, Inc. held of record on March 22, 2018, by the undersigned at the Annual Meeting of Shareholders to be held on May 24, 2018, and at any adjournment or postponement thereof. The above-named proxies of the undersigned are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Great-West Trust Company, LLC, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to the account. This proxy card also acts as a voting instruction form to provide voting directions to the Trustee.

The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on the reverse side and are authorized to vote, in their discretion, on any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE. IF NO INDICATION IS MADE, ANY EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE DIRECTOR-NOMINEES LISTED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY